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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236884

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	14,950,000	$19.50	$291,525,000.00	$37,839.95(1)

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 (File No. 333-236884) filed on March 4, 2020.

PROSPECTUS SUPPLEMENT

13,000,000 Shares

Evoqua Water Technologies Corp.

Common Stock

        The selling shareholders identified in this prospectus are offering 13,000,000 shares of common stock of Evoqua Water Technologies Corp. We are not selling any shares of common stock in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AQUA." The last reported sale price of our common stock on March 5, 2020 was $20.34 per share.

        The underwriters have an option for a period of 30 days to purchase up to a maximum of 1,950,000 additional shares of our common stock from the selling shareholders.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page S-23 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to the Selling Shareholders
Per Share	$19.50	$0.63375	$18.86625
Total	$253,500,000.00	$8,238,750.00	$245,261,250.00

(1)
See "Underwriting" for additional information regarding underwriting compensation.

        Delivery of the shares of common stock will be made on or about March 10, 2020.

        Neither the Securities and Exchange Commission ("SEC") nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	RBC Capital Markets	J.P. Morgan

Citigroup	Goldman Sachs & Co. LLC	Baird

Morgan Stanley	Raymond James	Stifel	Cowen

The date of this prospectus is March 5, 2020.

Prospectus Supplement

Prospectus

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us that we have referred to you. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations or prospects may have changed since such date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to those jurisdictions.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part, the prospectus supplement, is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Pursuant to the accompanying prospectus dated March 4, 2020, the selling shareholders may, from time to time, offer and sell our common stock in one or more offerings or resales. This prospectus supplement describes the specific terms of this offering and also adds to and updates or supersedes information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering before deciding to invest in our common stock. In making your investment decision, you should also rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. See "Incorporation by Reference" and "Where You Can Find More Information" in this prospectus supplement.

        The information incorporated by reference is deemed to be part of this prospectus supplement, and information that we file with the SEC will automatically update and supersede the previously filed information. In the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

        Unless otherwise indicated or the context otherwise requires, all references to "the Company," "Evoqua," "Evoqua Water Technologies Corp.," "EWT Holdings I Corp.," "we," "us," "our" and other similar terms refer to Evoqua Water Technologies Corp. and its subsidiaries. In this prospectus supplement, when we refer to our fiscal years, which end on September 30, we say "fiscal" and the year number, as in "fiscal 2019," which refers to our fiscal year ended September 30, 2019. We refer in this prospectus supplement to (i) our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as amended by Form 10-K/A filed with the SEC on December 4, 2019 as our "2019 Form 10-K," (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2019 as our "2020 Form 10-Q," and (iii) our 2019 Form 10-K and 2020 Form 10-Q as our "SEC Reports."

S-ii

 MARKET AND INDUSTRY DATA

        This prospectus and the documents incorporated by reference herein include estimates regarding market and industry data that we prepared based on our management's knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate.

        In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for our products. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market share data. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. While we believe such information is reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified any third-party information and data from our internal research has not been verified by any independent source. While we believe the estimated market and industry data included in this prospectus are generally reliable, such information, which is derived in part from management's estimates and beliefs, is inherently uncertain and imprecise.

        Projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us

CERTAIN TRADEMARKS, TRADE NAMES AND SERVICE MARKS

        This prospectus supplement and the documents incorporated by reference include trademarks and service marks owned by us, including "EVOQUA," "BIOMAG," "ATG" "DEFENDER," "IONPURE," "PROACT," "TRANSFORMING WATER. ENRICHING LIFE." and "WATER ONE." This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, endorsement of or sponsorship of us by, these other parties.

USE OF NON-GAAP FINANCIAL MEASURES

        This prospectus contains "non-GAAP financial measures," which are financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States, or "GAAP."

        The SEC has adopted rules to regulate the use in filings with the SEC and in other public disclosures of non-GAAP financial measures. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

  •
  a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

S-iii

  •
  a statement disclosing the purposes for which the registrant's management uses the non-GAAP financial measure.

        Specifically, we make use of the non-GAAP financial measure "Adjusted EBITDA" in evaluating our past performance and future prospects. For the definition of Adjusted EBITDA and a reconciliation to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see footnotes 1 and 2 to the table under the heading "Prospectus Summary—Summary Consolidated Financial and Operating Data."

S-iv

 PROSPECTUS SUMMARY

        This summary highlights selected information included or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus and the information in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

 Company Overview

        Evoqua Water Technologies Corp. (referred to herein as "the Company," "Evoqua," "Evoqua Water Technologies Corp.," "EWT Holdings I Corp.," "we," "us," "our") is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support our customers' full water lifecycle needs. With over 200,000 installations worldwide, we hold leading positions in the industrial, commercial and municipal water treatment markets in North America. We offer a comprehensive portfolio of differentiated, proprietary technology solutions sold under a number of market-leading and well-established brands to our global customer base. We have worked to protect water, the environment and our employees for over 100 years. As a result, we have earned a reputation for quality, safety and reliability and are sought out by our customers to solve the full range of their water treatment needs, and maintaining our reputation is critical to the success of our business.

        Our solutions are designed to ensure that our customers have the quantity and quality of water that meets their unique specifications. We enable our customers to achieve lower costs through greater uptime, throughput and efficiency in their operations and support their regulatory compliance and environmental sustainability. We deliver and maintain these mission critical solutions through the largest service network in North America, assuring our customers continuous uptime with 97 branches as of December 31, 2019. We have an extensive service and support network, and as a result, a certified Evoqua Service Technician is no more than a two hour drive from more than 90% of our North American customers' sites.

        We provide solutions across the entire water cycle. The water cycle begins with "influent" water, which is sourced from rivers, lakes, as well as other sources. We treat influent water for use in a wide variety of industrial, commercial and municipal applications. In industrial applications, treated influent water, after it is treated, is used as process water for applications, including microelectronic production, ingredient water in the production of food, beverage and other goods, power utility applications including boiler feed water, cooling water and steam condensate. Commercial applications for influent water include laboratory testing and aquatic activities, while municipal applications for influent water include treatment to produce safe drinking water. After the water is used it is considered "effluent water," and we enable its treatment through the removal of impurities so that it can be discharged safely back into the environment or reused for industrial, commercial or municipal applications.

        We have developed a broad set of well established, unique relationships across a highly diverse customer base. In the industrial market we serve over 25,000 customers, including a substantial majority of the industrial companies within the Fortune 500. We partner with our industrial customers through our direct sales and service team, which is organized geographically and by specific end market. Our deep institutional relationships with independent sales representatives across North America, who serve as the primary channel for new municipal water treatment projects, and upon whom we depend to successfully market and sell our products, services and solutions provide us significant access to new projects up for bid and for servicing our installed base.

        For the year ended September 30, 2019, we generated 85% of our revenues in North America with a strong and growing international presence, and we currently employ approximately 4,150 individuals. For the year ended September 30, 2019, we generated revenue, net loss and Adjusted EBITDA of $1.44 billion, $8.5 million and $235.0 million, respectively. For the year ended September 30, 2018, we generated revenue, net income and Adjusted EBITDA of $1.34 billion, $7.9 million and $216.9 million, respectively. Adjusted EBITDA is a non-GAAP financial measure, and for more information on Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see "—Summary Consolidated Financial and Operating Data" in this prospectus supplement.

        As depicted in the table below, we target attractive global end-markets that utilize water as a critical part of their operations or production processes including pharmaceuticals and health sciences, microelectronics, food and beverage, hydrocarbon and chemical processing, power, general manufacturing, municipal drinking water and wastewater, marine and aquatics end markets. While a decline in general global and economic conditions could adversely affect us, our business is highly diversified across our key attractive and growing end markets presented below, and we believe that no single end market drives the overall results of our business.

Our Growth Strategy

        The key elements of our strategy include:

        Grow and further penetrate our existing customer base.    We believe our strong brands, leading position in highly fragmented markets, scalable and global offerings, leading installed base and unique ability to provide complete treatment solutions will enable us to capture a larger share of our existing customers' water treatment spend while expanding with existing and new customers into adjacent end-markets and underpenetrated regions, including by investing in our sales force and cross-selling to existing customers. Our growth initiatives include both expanding our presence in our core North American market as well as replicating our leading position and strategies into underpenetrated global regions.

        Through direct and indirect sales efforts, outreach and education, we plan to continue to enhance our relationships and enable further adoption of our products, technologies and solutions by end customers and key influencers, including municipal representatives, engineering firms, designers and other system specifiers. Our performance depends, in part, on our ability to attract, incentivize and retain third party sales representatives that will be able to market and support our products effectively, and competing for sales personnel with established customer relationships.

        Continued transition of our customers to a higher value-add service-based business model.    Our goal is to provide reliable water treatment solutions by combining our products and technologies with extensive service and distribution capabilities. We selectively target high value projects with opportunities for recurring business through service, parts and other aftermarket opportunities over the lifecycle of the process or capital equipment. In particular, we have developed internet-connected monitoring technologies through the deployment of our WaterOne® service platform, which enables customers to outsource their water treatment systems and focus on their core business, offering customers system optimization, predictive and proactive service, and simplified billing and pricing. Our WaterOne® platform also enables us to transition our customers to pricing models based on usage, which otherwise would not have been possible without technological advancement. Our future growth depends, in part, on our ability to develop or acquire new products, services and solutions, identify emerging technological trends in our target end markets and maintain the integrity of our information technology systems.

        Drive margin expansion and cash flow improvements through continued focus on operational excellence and execution.    Effective October 1, 2018, we restructured our business into two reportable operating segments, which we expect to result in cost savings in the range of $15 million to $20 million on an annualized basis once fully implemented. We have separately identified and are pursuing a number of discrete initiatives which, if successful, we expect could result in additional cost savings over the next two years. These initiatives include our supply chain improvement program to consolidate and manage global spending, our improved logistics and transportation management program, capturing benefits of our WaterOne® platform and further optimizing our engineering cost structure, our global shared services organization and our sales, inventory and operations planning. Furthermore, as a result of significant investments we have made in our footprint and facilities, we believe we have capacity to support our planned growth without commensurate increases in fixed costs.

        Commercialize and drive adoption of nascent and newly acquired technologies by leveraging our sales channels and application expertise.    We offer a full range of services, systems and technologies that we continually develop to meet our customers' evolving water lifecycle needs. We develop our technologies through in-house research, development and engineering and targeted tuck-in, vertical market and geography-expanding, technology-enhancing acquisitions. Since April 2016, we have successfully completed thirteen acquisitions that expand our vertical markets and geographic reach and enhance our technologies, strengthening our existing capabilities and adding new capabilities and cross selling opportunities in areas such as mobile wastewater treatment, soil and air treatment, regenerative media filtration, anodes, UV and ozone disinfection, aerobic and anaerobic biological treatment technologies and electrochemical and electrochlorination cells. We must continue to develop and acquire new products, services and solutions to successfully compete in our markets.

        We believe a key differentiator for our technology development program is our strong record of incorporating new technologies into the comprehensive solutions we provide to our customers across our platform. We are able to rapidly scale new technologies using our leading direct and third-party sales channels and our relationships with key influencers, including municipal representatives, engineering firms, designers and other system specifiers. Through our service network, we have a direct view of our customers' water needs which allows us to focus on developing and acquiring the most relevant and sought-after solutions.

        We believe our continued investment in driving penetration of our existing technologies and new capabilities through our channels to market will allow us to continue to address our customer needs across the water lifecycle.

        Continue to evaluate and pursue accretive tuck-in acquisitions to add new technologies, attractive geographic regions and end-markets.    As a complement to our organic growth initiatives, we view tuck-in acquisitions as a key element of our overall growth strategy which will enable us to accelerate our growth in our current addressable market, new geographies and new end market verticals. Our existing customer relationships, channels to market and ability to rapidly commercialize technologies provide a strong platform to drive growth in the businesses we acquire. To capitalize on these opportunities we have built an experienced team dedicated to mergers and acquisitions that has, since April 2016, successfully completed thirteen acquisitions that expand our vertical markets and geographic reach and enhance our technologies, which we have typically financed through borrowings under our revolving credit facility and cash on hand. In 2019, we completed one acquisition: ATG UV Technology Limited, a leading manufacturer of ultraviolet light disinfection systems used in municipal, aquatics and industrial applications. Although we may not continue to identify suitable acquisition targets and implement our growth strategy, we currently have a robust pipeline of potential targets, which has been developed proactively by our team as well as informed by our customer base.

Our Business Segments

        Effective October 1, 2018, we reorganized our business from a three-segment structure to a two-segment structure designed to better serve the needs of our customers worldwide. Our new structure created a customer-facing service organization, called Integrated Solutions and Services ("ISS") and a product technology group, Applied Product Technologies ("APT") focused on sales primarily through indirect channels.

        Our ISS segment provides fully-integrated systems and service solutions that selectively utilize our comprehensive portfolio of water treatment technologies to satisfy our customers' unique water needs. Our APT segment sells equipment, based on our broad technology portfolio, which is used as components in integrated solutions specified by water treatment designers and offered by original equipment manufacturers ("OEMs"), engineering firms, integrators and our own Integrated Solutions and Services segment. The chart below reflects revenue by segment for the year ended September 30, 2019:

        For additional financial information regarding our reportable segments, see Note 23, "Business Segments," of Part II, Item 8, Financial Statements and Supplementary Data, in our 2019 Form 10-K.

        The table below provides an overview of our two segments, including their sales channels and a summary of their key offerings as of September 30, 2019.

	Overview	Tailored services and solutions in collaboration with our customers backed by life cycle services including on-demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance

	Channel	Direct sales with market vertical focus

Integrated Solutions and Services		Full lifecycle service and solutions for process water and wastewater, including on-demand water, outsourced water, recycle / reuse and emergency response services
	Key offerings	Equipment systems for industrial needs: influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse
Municipal services, including odor and corrosion control services
Full-scale outsourcing of operations and maintenance, including WaterOne® platforms

	Overview	Highly differentiated and scalable range of products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators

	Channel	Primarily indirect sales through independent sales representatives, system integrators, distributors and aftermarket channels

Applied Product Technologies		Filtration and Separation: regenerative media and microsand; self-cleaning filters and intake screens; ultrafiltration for drinking water and other applications; electrodeionization
	Key Offerings	Disinfection: low and medium pressure ultraviolet ("UV"); ozone; electrochlorination and gas chlorination
Wastewater solutions: ultrafiltration membrane bioreactors; advanced biological treatment; clarifiers, aerators, screens and dewatering; ballasted clarification
Anode and electrochlorination technology
Aquatics technologies and solutions for the global recreational and commercial pool market

Integrated Solutions and Services segment

        Our Integrated Solutions and Services segment provides application-specific solutions and full lifecycle services for critical water applications. We focus on treating industrial process water, utility water and wastewater and providing odor and corrosion control services for municipalities. Industrial process water requires specific purity standards, which are used in making goods in industries such as microelectronics, pharmaceuticals and health sciences and food and beverage, including ingredient water. Industrial utility water is used for critical industrial applications, including as boiler feed and cooling water. Industrial wastewater is effluent water discharged from plants or facilities which is treated before it is returned to the environment or recycled or reused within the water cycle. Our operations across the water cycle are complex and, if conducted improperly, may result in potential costs and liabilities, including environmental damage. Our comprehensive solutions are comprised of capital systems and related recurring aftermarket services, parts and consumables, along with long-term and short-term service contracts and emergency services. Our comprehensive capabilities range from discrete offerings to the provision of highly complex, fully integrated solutions. We are able to leverage our broad range of products and technologies to deliver a tailored solution that best addresses a specific customer's needs, including a growing portfolio of digital technologies encompassed in our WaterOne® platform. Key capital and related aftermarket service and product offerings include filtration, reverse osmosis, ion exchange and continuous deionization. As a result of our speed, capabilities and experience, we serve as a trusted partner to over 25,000 industrial customers, including a substantial majority of Fortune 500 industrial companies. As water is a critical component in many industrial production processes, unavailability of proper water purity, specification or quality can lead to significant constraints, downtime and increased operating costs.

        The cost of an installation can range from a few thousand dollars to a few million dollars and typically provides an ongoing service and aftermarket revenue opportunity that itself reaches or exceeds the original project cost. The service and aftermarket sales component is supported by our broad application and process expertise and what we believe to be the largest integrated industrial service network in North America. Our network is comprised of certified technicians and the largest fleet of mobile reverse osmosis and deionization water treatment systems in North America, based on management's estimate, and enables us to provide a complete range of services spanning from regular maintenance and emergency support to our unique WaterOne® service platform. Our WaterOne® service platform is an enhanced model that uniquely combines our water expertise, proactive service, proven technology and data intelligence to continually improve customers' water operation management. Our remote monitoring capabilities enable us to optimize our routine service calls through predictive analytics and provide customers a more predictable, cost-efficient water solution. We offer services which include water on-demand, mobile solutions and smart water systems that leverage our extensive branch network, technical personnel and technology portfolio.

        We partner with our industrial customers through our direct sales and service team, which is organized geographically and by market vertical and is complemented by an inside sales force, field sales engineers and a growing e-commerce platform. We primarily target four broad categories of customers in our Integrated Solutions and Services segment, principally based on their end markets and primary applications: Light Industries, Heavy Industries, Proact Environmental Solutions and Municipal Services.

Applied Product Technologies segment

        Our Applied Product Technologies segment sells differentiated technologies to a diverse set of water treatment system specifiers, integrators and end users globally. Our offerings are highlighted by our filtration and disinfection, electrodeionization and electrochlorination technologies, waste water treatment, separation technologies and anodes offerings. Our filtration and disinfection offerings include our Defender line of products, which is a regenerative media filtration leader in the commercial aquatics market, along with various UV and ozone disinfection products. Our IONPURE electrodeionization solutions allow customers to achieve ultrahigh purity water without the use of chemicals in the treatment process. Our electrochlorination products provide extensive water treatment solutions for the maritime, oil and gas and power markets. We also have extensive capabilities in anode technologies, cathodic protection, solid and liquid separation technologies and various aftermarket parts, consumables and accessories. Our portfolio of solutions includes ultrafiltration systems, advanced biological treatment, clarifiers, aerators, equipment for new municipal plant builds and retrofit, rehabilitation and aftermarket parts and services for our extensive installed base. All of our offerings are highly scalable and designed to meet current and future water treatment needs, with a focus on generating repeat business from our customers. We generally service the equipment we provide our customers; however, their failure to properly use, safeguard or maintain their equipment or product defects or unanticipated use of our products could result in liability to us.

        Our portfolio of technologies and products are sold either as discrete offerings or as components of broader solutions through our Integrated Solutions and Services segment. Our Applied Product Technologies segment also sells externally to a customer base comprised of globally located OEMs, integrators, regional distributors and engineering firms and various other end users that we reach through multiple established sales and aftermarket channels. We target customers in our Applied Product Technologies segment principally based on their end markets and primary application: Advanced Filtration, Wastewater Treatment, Aquatics, Disinfection, Electrochlorination and Anodes.

        We maintain a comprehensive municipal representative network that broadly covers the U.S., providing us with a differentiated ability to influence specifications and the basis of design for new treatment facilities. We have provided solutions across a large municipal installed base with capacities ranging from 25,000 gallons per day to over 100 million gallons per day. We maintain relationships with engineering firms, operators and other key influencers through our direct technical sales force to drive adoption of our offerings. We also have indirect and direct relationships in EMEA, Asia Pacific and Latin America to service the core applications and support our Applied Product Technologies portfolio.

        Our portfolio of products and solution technologies, both acquired as well as those originally developed for municipal wastewater applications, has also experienced increased demand for industrial wastewater and recycle and reuse opportunities.

Memcor Disposition

        On December 31, 2019, we completed the previously-announced sale (the "Memcor Disposition") of our Memcor® low pressure membrane product line (including the product line's global workforce, its manufacturing site in Windsor, Australia, associated operations and intellectual property) to DuPont de Nemours, Inc. and its affiliates (collectively, "DuPont"). The aggregate purchase price paid by DuPont in the Memcor Disposition was $110.0 million in cash, subject to certain adjustments. Following adjustments for cash and net working capital, gross proceeds paid by DuPont were $121.3 million. We utilized $100 million of the proceeds from the Memcor Disposition to repay a portion of our term loan facility in January 2020. We and DuPont have a history of collaboration, and while we will no longer service the large municipal install base of Memcor® products, which consists primarily of municipal drinking water and wastewater treatment facilities, we will continue to sell Memcor® products, which we will purchase from DuPont, to our industrial customers through our ISS segment.

Our History

        Evoqua Water Technologies Corp. was incorporated on October 7, 2013. On January 15, 2014, Evoqua Water Technologies Corp., acquired, through its wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens AG ("Siemens"). The stock purchase closed on January 15, 2014 and was effective January 16, 2014 (the "Acquisition"). The stock purchase price, net of cash received, was approximately $730.6 million.

        On November 6, 2017, the Company completed its initial public offering ("IPO") of 27.8 million shares of common stock at a price of $18.00 per share, of which 8.3 million shares were sold by us and 19.4 million shares were sold by the selling shareholders, and on November 7, 2017, the selling shareholders sold an additional 4.2 million shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares. The Company's common stock began trading on the NYSE on November 2, 2017 under the ticker symbol "AQUA." On March 19, 2018, the Company completed a secondary public offering, pursuant to which 17.5 million shares of common stock were sold by certain selling shareholders. On March 21, 2018, the selling shareholders sold an additional 2.6 million shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares.

Our Sponsor

        AEA Investors LP (along with certain of its affiliates, collectively, "AEA") was founded in 1968 by the Rockefeller, Mellon and Harriman family interests and S.G. Warburg & Co. as a private investment vehicle for a select group of industrial family offices with substantial assets. AEA has an extraordinary global network built over many years which includes leading industrial families, business executives and leaders; many of whom invest with AEA as active individual investors ("Participants") and/or join its portfolio company boards or act in other advisory roles. Today, AEA's approximately 80 investment professionals operate globally with offices in New York, Connecticut, London, Munich and Shanghai. The firm manages funds that have approximately $15 billion of invested and committed capital including the leveraged buyouts of middle market companies and small business companies and mezzanine and senior debt investments. AEA Private Equity invests across three sectors: value added industrials, consumer, and services.

        In addition to Evoqua, representative current and former value-added industrial products portfolio companies include API Technologies, B.I. Incorporated, BMS Enterprises, BOA Group, CPG International, Dematic, Excelitas Technologies, GMS, Henry Company, Houghton International, LoneStar Group, Mettler-Toledo International, NES Global Talent, Noveon International, Pregis Corporation, Pro Mach Group, Reladyne, Sparrows Group, Spectrum Plastics Group, SRS Distribution, Symrise, TricorBraun Holdings, Unifrax Corporation, VC GB Holdings and Waters Corporation.

Risks Associated with Our Business

        We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations or prospects. You should carefully consider the risks discussed in the section entitled "Risk Factors," including the following risks, before investing in our common stock:

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  general global economic and business conditions may materially adversely affect demand for our products, services and solutions;

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  failure to compete successfully in our markets could materially adversely affect our business, financial condition, results of operations or prospects;

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  our future growth is dependent upon our ability to continue to develop or acquire new products, services and solutions and adapt our businesses to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins;

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  our growth strategy includes growth through acquisitions, and we may not be able to identify suitable acquisition targets or otherwise successfully implement our growth strategy;

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  we may have difficulty in operating or integrating any acquired businesses, assets or product lines profitably, or in successfully implementing our growth strategy;

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  we may not achieve some or all of the expected benefits of our restructuring actions and restructuring our business into two segments may materially adversely affect us;

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  delays in enactment or repeals of environmental laws and regulations may make our products, services and solutions less economically beneficial to our customers, thereby affecting demand for our products, services and solutions;

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  if we become subject to claims relating to handling, storage, release or disposal of hazardous materials, we could incur significant cost and time to comply;

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  product defects and unanticipated or improper use of our products could adversely affect our business, reputation and financial statements;

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  we may incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees, which could reduce our profitability;

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  we are increasingly dependent on the continuous and reliable operation of our information technology systems, and a disruption of these systems could materially adversely affect our business;

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  if we experience a significant data security breach or fail to detect and appropriately respond to a significant data security breach, our business and reputation could suffer;

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  our products, services and solutions, or our participation in large-scale projects, could expose us to litigation, regulatory or enforcement actions and reputational risk;

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  seasonality of sales and weather conditions may adversely affect, or cause volatility in, our financial results;

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  government customers involve unique policy-, contract- and performance-related risks, and we may face challenges to our government contracts or our eligibility to serve government customers, any of which could materially adversely impact our business, financial condition, results of operations or prospects;

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  wastewater operations entail significant risks that may impose significant costs;

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  our business, results of operations and financial condition may be materially adversely affected by risks associated with international sales and operations;

  •
  our substantial indebtedness could adversely affect our financial condition and limit our ability to raise additional capital to fund our operations;

  •
  we may be subject to securities litigation, which is expensive and could divert management attention; and

  •
  because AEA controls a significant percentage of our common stock, it may influence major corporate decisions, and the interests of AEA and its affiliates, including certain of our directors, may conflict with your interests as an owner of our common stock and those of the Company.

Recent Developments

Election of Director

        On February 19, 2020, we increased the size of our Board by one director and appointed Ms. Lisa Glatch, age 57, as a Class III director. Ms. Glatch was appointed to serve as an independent member of the Board and will hold office until the date of the Company's Annual Meeting of Stockholders for the fiscal year ending September 30, 2020.

        Ms. Glatch currently serves as Chief Operating Officer of Sempra LNG, an affiliate of Sempra Energy, managing multiple facets of company operations, including engineering and construction, project controls, human resources, external affairs, sustainability and compliance. Ms. Glatch also currently serves as chairperson of the board of directors of Cameron LNG, LLC, a joint venture in which Sempra LNG is an owner.

Credit Agreement Repricing

        On February 18, 2020, EWT Holdings III Corp. ("EWT III"), our indirect wholly-owned subsidiary, entered into Amendment No. 7 (the "Amendment"), among EWT III, as the borrower, EWT Holdings II Corp., as parent guarantor, the subsidiary guarantors party thereto, the financial institutions party thereto, and Credit Suisse AG, as administrative agent and collateral agent, relating to the First Lien Credit Agreement, dated January 15, 2014 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the effectiveness of the Amendment, the "Existing Credit Agreement"; the Existing Credit Agreement, as amended by the Amendment, the "Credit Agreement"), among EWT III, as the borrower, EWT Holdings II Corp., as parent guarantor, the financial institutions from time to time party thereto, as lenders, and Credit Suisse AG, as administrative agent and collateral agent.

        Prior to the Amendment, term loans in an aggregate principal amount of approximately $826 million (the "Existing Term Loans") were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, the Existing Term Loans were refinanced with the proceeds of refinancing term loans (the "Refinancing Term Loans").

        The Amendment amended the Existing Credit Agreement to, among other things, (i) reduce the interest rate spread applicable to term loans based on LIBOR from (A) 2.75% to 2.50% per annum during any period during which EWT III maintains a public corporate family rating better than or equal to B1 from Moody's and B+ from S&P, in each case with a stable outlook (a "Ratings Condition Period"), and (B) 3.00% to 2.75% per annum for any period other than a Ratings Condition Period; (ii) reduce the interest rate spread applicable to term loans based on the Base Rate from (A) 1.75% to 1.50% per annum during any Ratings Condition Period and (B) 2.00% to 1.75% per annum during any period other than a Ratings Condition Period; (iii) remove the 1.00% floor for term loans based on LIBOR and the 2.00% floor for term loans based on the Base Rate; (iv) schedule existing indebtedness and investments, allowing EWT III and its subsidiaries to incur incremental indebtedness and make incremental investments under the applicable baskets; (v) increase the general permitted investments basket; and (vi) extend the 1.00% prepayment premium for refinancings in connection with certain repricing transactions through August 18, 2020. The other terms of the Credit Agreement are generally the same as the terms of the Existing Credit Agreement.

Corporate Information

        Evoqua Water Technologies Corp. (formerly EWT Holdings I Corp.) was incorporated as a Delaware corporation on October 7, 2013 under the name WTG Holdings I Corp. Our principal executive office is located at 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number at that address is (724) 772-0044. We maintain a website at www.evoqua.com, which contains information about us. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus supplement.

 The Offering

Common stock offered by the selling shareholders	13,000,000 shares (or 14,950,000 shares if the underwriters exercise in full their option to purchase additional shares).
Common stock to be outstanding immediately after this offering	116,620,175 shares.
Option to purchase additional shares from the selling shareholders

The underwriters have an option to purchase up to an aggregate of 1,950,000 additional shares of common stock from the selling shareholders at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of shares in this offering.

We will not receive any proceeds from the sale of shares by the selling shareholders. We will, however, bear the costs associated with the sale of shares by the selling shareholders, other than any underwriting discounts and commissions, which will be borne by the selling shareholders. See "Use of Proceeds."

Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future. See "Dividend Policy."
NYSE symbol	"AQUA."
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-23 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common stock.

        The number of shares of common stock to be outstanding after this offering (a) is based on 116,620,175 shares outstanding as of February 15, 2020 and (b) excludes:

  •
  5,066,323 shares of common stock issuable upon the exercise of options, outstanding as of February 15, 2020 under the Evoqua Water Technologies Corp. Stock Option Plan, which was effective as of March 6, 2014 (the "Stock Option Plan"), at a weighted average exercise price of approximately $5.17 per share;

  •
  (i) 3,664,495 shares of common stock issuable upon (x) the exercise of 2,851,173 options outstanding as of February 15, 2020 under our Amended and Restated 2017 Equity Incentive Plan, at a weighted average exercise price of approximately $16.60 per share or (y) the settlement of 813,322 restricted stock units outstanding as of February 15, 2020 under our Amended and Restated 2017 Equity Incentive Plan and (ii) 5,509,332 shares that remain reserved for future issuance under our Amended and Restated 2017 Equity Incentive Plan (which includes an increase of 5,000,000 shares approved by the Company's shareholders on February 18, 2020); and

  •
  4,897,488 shares of common stock that remain reserved for future issuance under our 2018 Employee Stock Purchase Plan.

        Unless otherwise indicated, all information contained in this prospectus assumes the underwriters' option to purchase additional shares from the selling shareholders will not be exercised.

Summary Consolidated Financial and Operating Data

        Our summary consolidated balance sheet data presented below as of September 30, 2018 and 2019 and our summary consolidated statements of operations and cash flow data presented below for each of the fiscal years ended September 30, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our summary consolidated balance sheet data presented below as of September 30, 2017 has been derived from our audited consolidated balance sheet not included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our summary consolidated balance sheet data presented below as of December 31, 2019 and our summary consolidated statements of operations and cash flow data presented below for the three months ended December 31, 2018 and 2019 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our summary consolidated balance sheet data presented below as of December 31, 2018 has been derived from our unaudited consolidated balance sheet not included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

        Our historical results presented below are not necessarily indicative of the results to be expected for any future period. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary consolidated financial and operating data presented below should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our 2019 Form 10-K and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our 2020 Form 10-Q, each incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Years Ended September 30,			Three Months Ended December 31,
	2017	2018	2019	2018	2019
	(in thousands)
				(unaudited)
Statement of Operations Data:
Revenue	$1,247,424	$1,339,541	$1,444,441	$323,002	$346,105
Cost of product sales and services	(847,673)	(934,808)	(1,018,479)	(234,272)	(240,390)

Gross profit	399,751	404,733	425,962	88,730	105,715

General and administrative expense	(169,617)	(193,816)	(217,013)	(54,831)	(45,770)
Sales and marketing expense	(142,441)	(136,009)	(138,936)	(36,152)	(38,014)
Research and development expense	(19,990)	(15,877)	(15,300)	(4,146)	(3,684)

Total operating expenses	(332,048)	(345,702)	(371,249)	(95,129)	(87,468)
Other operating income, net	1,501	7,815	4,959	40	51,445

Income (loss) before interest expense and income taxes	69,204	66,846	59,672	(6,359)	69,692
Interest expense	(55,377)	(57,580)	(58,556)	(14,443)	(13,583)

Income (loss) before income taxes	13,827	9,266	1,116	(20,802)	56,109

Income tax (expense) benefit	(7,417)	(1,382)	(9,587)	4,514	(2,603)

Net income (loss)	6,410	7,884	(8,471)	(16,288)	53,506

Net income attributable to non-controlling interest	4,247	1,749	1,052	442	361

Net income (loss) attributable to the Company	$2,163	$6,135	$(9,523)	$(16,730)	$53,145

	(in millions, except per share data)
Weighted average shares outstanding
Basic	105.0	113.9	114.7	114.0	115.6
Diluted	109.7	120.2	114.7	114.0	121.0
Earnings (loss) per common share
Basic	$0.02	$0.05	$(0.08)	$(0.15)	$0.46
Diluted	$0.02	$0.05	$(0.08)	$(0.15)	$0.44
	(in thousands)
Cash Flow Data:
Net cash provided by operating activities	$28,502	$81,017	$125,196	$4,134	$4,732
Net cash (used in) provided by investing activities	(134,895)	(207,035)	(94,532)	(17,673)	80,230
Net cash provided by (used in) financing activities	114,519	150,641	5,744	(4,936)	(1,789)
Effect of exchange rate changes on cash	766	(1,512)	(1,601)	(724)	1,849
Cash and cash equivalents classified as held for sale	—	—	(7,291)	—	—

Change in cash and cash equivalents	$8,892	$23,111	$27,516	$(19,199)	$85,022

	Fiscal Years Ended September 30,			Three Months Ended December 31,
	2017	2018	2019	2018	2019
	(in thousands)
				(unaudited)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$59,254	$82,365	$109,881	$63,166	$194,903
Property, plant, and equipment, net	280,043	320,023	333,584	322,310	339,135
Other assets	1,134,012	1,261,229	1,294,383	1,254,375	1,276,264

Total assets	$1,473,309	$1,663,617	$1,737,848	$1,639,851	$1,810,302

Long-term debt	878,524	928,075	951,599	929,476	851,570
Other liabilities	378,210	373,526	420,427	362,971	543,602

Total liabilities	1,256,734	1,301,601	1,372,026	1,292,447	1,395,172
Total shareholders' equity	216,575	362,016	365,822	347,404	415,130
Total liabilities and shareholders' equity	$1,473,309	$1,663,617	$1,737,848	$1,639,851	$1,810,302

	(in millions)
Other Financial and Operating Data:
Adjusted EBITDA(1)(2)	$207.7	$216.9	$235.0	$38.4	$43.6

(1)
We use the non-GAAP financial measure "Adjusted EBITDA" in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity to management and our investors regarding the operational impact of long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•
in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•
in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;

•
to evaluate the effectiveness of our business strategies;

•
to make budgeting decisions; and

•
to compare our performance against that of other peer companies using similar measures.

  In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable operating segments does not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.

  You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

(2)
The following is a reconciliation of our net income (loss) to Adjusted EBITDA:

	Fiscal Year Ended September 30,			Three Months Ended December 31,
	2017	2018	2019	2018	2019
	(in millions)
				(unaudited)
Net income (loss)	$6.4	$7.9	$(8.5)	$(16.3)	$53.5
Income tax expense (benefit)	7.4	1.4	9.6	(4.5)	2.6
Interest expense	55.4	57.5	58.6	14.4	13.6
Depreciation and amortization	77.9	85.9	98.2	23.1	25.1

EBITDA	$147.1	$152.7	$157.9	$16.7	$94.8
Restructuring and related business transformation costs(a)	51.3	34.4	24.2	5.7	1.7
Purchase accounting adjustment costs(b)	0.2	—	—	—	—
Share-based compensation(c)	2.3	15.8	20.0	4.6	3.7
Sponsor fees(d)	4.2	0.3	—	—	—
Transaction costs(e)	7.3	7.6	11.6	2.1	0.2
Other gains, losses and expenses(f)	(4.7)	6.1	21.3	9.3	(56.8)

Adjusted EBITDA	$207.7	$216.9	$235.0	$38.4	$43.6

(a)
Restructuring and related business transformation costs

Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:

(i)
Certain costs and expenses in connection with various restructuring initiatives, including severance costs, relocation costs, recruiting expenses, and third-party consultant costs to assist with these initiatives. This includes:

(A)
costs related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages;

    (B)
    amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure; and

    (C)
    amounts related to the Company's transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide.

	Fiscal Year Ended September 30,						Three Months Ended December 31,
(In millions)	2017		2018		2019		2018		2019
							(unaudited)
Voluntary separation plan	$20.1	(1)	$0.3	(1)	$—		$—		$—

Various other initiatives	13.1	(2)	9.0	(2)	1.4	(2)	0.5	(3)	0.2	(3)

Cost of product sales and services ("Cost of sales")	8.2		2.8		0.8		0.3		0.1
R&D expense	—		0.6		—		—		—
S&M expense	1.6		0.7		—		—		—
G&A expense	3.3		4.7		0.6		0.2		0.1
Other operating (income) expense	—		0.2		—		—		—

Two-segment restructuring			—		11.9	(4)	1.9	(5)	1.0	(5)

Cost of sales	—		—		5.2		0.2		0.3
R&D expense	—		—		0.1		—		—
S&M expense			—		1.1		0.2		—
G&A expense	—		—		5.5		1.5		0.3
Other operating (income) expense	—		—		—		—		0.4

Total	$33.2		$9.3		$13.3		$2.4		$1.2

(1)
all amounts are reflected as a component of Restructuring charges in Note 14, "Restructuring and Related Charges" to our Consolidated Financial Statements included in our 2019 Form 10-K (the "10-K Restructuring Footnote").

(2)
all amounts are reflected in the 10-K Restructuring Footnote in 2019 and 2018 and of which $12.3 million is reflected in the 10-K Restructuring Footnote in 2017.

(3)
all amounts are reflected in Note 13, "Restructuring and Related Charges" to our Consolidated Financial Statements included in our 2020 Form 10-Q (the "10-Q Restructuring Footnote") in the three months ended December 31, 2019 and 2018, respectively.

(4)
$11.1 million is reflected in the 10-K Restructuring Footnote.

(5)
$0.7 million in the three months ended December 31, 2018 and $1.9 million in the three months ended December 31, 2019 is reflected in the 10-Q Restructuring Footnote.

  (ii)
  legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products. This includes:

	Fiscal Year Ended September 30,			Three Months Ended December 31,
(In millions)	2017	2018	2019	2018	2019
				(unaudited)
Cost of sales	$0.4	$3.0	$0.8	$0.1	$0.1
G&A expense	2.1	1.3	0.8	0.3	—

Total	$2.5	$4.3	$1.6	$0.4	$0.1

  (iii)
  expenses associated with our information technology and functional infrastructure transformation subsequent to the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Fiscal Year Ended September 30,			Three Months Ended December 31,
(In millions)	2017	2018	2019	2018	2019
				(unaudited)
Cost of sales	3.3	4.2	0.7	0.1	0.1
S&M expense	1.5	—	—	—	—
G&A expense	2.5	10.5	8.4	2.7	0.3
Other operating (income) expense	—	0.3	—	—	—

Total	7.3	15.0	9.1	2.8	0.4

  (iv)
  costs associated with our IPO and secondary offering as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Fiscal Year Ended September 30,			Three Months Ended December 31,
(In millions)	2017	2018	2019	2018	2019
				(unaudited)
G&A expense	8.3	5.8	0.2	0.1	—

Total	8.3	5.8	0.2	0.1	—

(b)
Purchase accounting adjustment costs

Adjusted EBITDA is calculated prior to considering the effect of the purchase accounting step-up in the value of inventory to fair value recognized in costs of goods sold as a result of the acquisition of Magneto.

(c)
Share-based compensation

Adjusted EBITDA is calculated prior to considering non-cash share-based compensation expenses related to equity awards. See Note 17, "Share-Based Compensation" to our Consolidated Financial Statements included in our 2019 10-K and Note 16, "Share-Based Compensation" to our Consolidated Financial Statements included in our 2020 Form 10-Q for further detail.

(d)
Sponsor fees

Adjusted EBITDA is calculated prior to considering management fees paid to AEA pursuant to a management agreement. Prior to our IPO, AEA provided advisory and consulting services to us, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with our IPO, the management agreement was terminated. See Note 18, "Related-Party Transactions" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and Note 20, "Related-Party Transactions" to our Consolidated Financial Statements included in our 2019 10-K for further details.

(e)
Transaction-related costs

Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Such costs may include, without limitation, consulting and legal costs associated with due diligence and closing a transaction, restructuring and integration costs such as severance, facility consolidation costs, product rationalization or inventory obsolescence charges, system integration or conversion costs, fair value changes associated with contingent consideration, and costs associated with any litigation matters that arise subsequent to our acquisition of a business for which the matter in question preceded the transaction, but was not known, not probable or unresolved at the date of acquisition. We believe that viewing earnings prior to considering these charges provides investors with useful additional perspective because the significant costs incurred in connection with business combinations result primarily from the need to eliminate duplicate assets, activities or employees—a natural result of acquiring or disposing a fully integrated set of activities. Integration and restructuring costs associated with a business combination may occur over several years. This includes:

	Fiscal Year Ended September 30,			Three Months Ended December 31,
(In millions)	2017	2018	2019	2018	2019
				(unaudited)
Cost of sales	—	0.5	3.2	0.2	0.1
G&A expense	7.3	7.1	8.4	1.9	0.4
Other operating (income) expense	—	—	—	—	(0.3)

Total	7.3	7.6	11.6	2.1	0.2

(f)
Other (gains), losses and expenses

Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. Such significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and qualitative aspects of their nature and they may be highly variable and difficult to predict. Unusual items may represent items that are not part of our ongoing business, items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis, items that would be non-recurring, or items related to products we no longer sell. While not all-inclusive, examples of items that could be included as other (gains), losses and expenses would be amounts related to non-cash foreign currency exchange gains and losses on intercompany loans, significant warranty events, and certain disposals of businesses, products or facilities that do not qualify as discontinued operations under GAAP. For the periods presented such events include the following:

  (i)
  impact of foreign exchange gains and losses;

  (ii)
  foreign exchange impact related to headquarter allocations;

  (iii)
  expenses on disposal related to maintaining non-operational business locations, net of gain on sale;

  (iv)
  expenses incurred by the Company related to the remediation of manufacturing defects caused by a third- party vendor for which the Company is seeking restitution;

  (v)
  charges incurred by the Company related to product rationalization in its electro-chlorination business;

  (vi)
  gain on the sale of property and gain on the sale of assets related to the disposition of land at our Windsor, Australia location;

  (vii)
  expenses incurred by the Company related to the write-off of obsolete inventory as part of the migration of an operational business unit to a new enterprise reporting ("ERP") system, all reflected as a component of Cost of sales; and

  (viii)
  net pre-tax benefit on the sale of the Memcor product line, which is net of $8.3 million of discretionary compensation payments to employees in connection with the transaction and $1.0 million in transaction costs incurred in the three months ended December 31, 2019.

Other adjustments include the following (gains), losses and expenses for the periods presented below:

	Other Adjustments
Year Ended September 30, 2017 (In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$(1.8)	$4.4	$(0.3)	$—	$—	$—	$—	$—	$2.3
R&D expense	—	—	0.2	—	—	—	—	—	0.2
G&A expense	5.2	(3.2)	1.4	—	—	—	—	—	3.4
Other operating (income) expense	(11.2)	—	0.6	—	—	—	—	—	(10.6)

Total	$(7.8)	$1.2	$1.9	$—	$—	$—	$—	$—	$(4.7)

	Other Adjustments
Year Ended September 30, 2018 (In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.7	$—	$1.0	$3.9	$—	$0.1	$2.1	$—	$7.8
G&A expense	7.3	(0.5)	—	—	—	—	0.5	—	7.3
Other operating (income) expense	(2.1)	—	—	—	—	(6.9)	—	—	(9.0)

Total	$5.9	$(0.5)	$1.0	$3.9	$—	$(6.8)	$2.6	$—	$6.1

	Other Adjustments
Year Ended September 30, 2019 (In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.4	$—	$0.3	$2.1	$4.1	$—	$5.0	$—	$11.9
G&A expense	10.1	—	—	—	—	—	—	—	10.1
Other operating (income) expense	—	—	(0.3)	—	—	(0.4)	—	—	(0.7)

Total	$10.5	$—	$—	$2.1	$4.1	$(0.4)	$5.0	$—	$21.3

	Other Adjustments
Three Months Ended December 31, 2018 (In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.2	$—	$1.0	$—	$3.1	$—	$—	$—	$4.3
G&A expense	4.5	0.5	—	—	—	—	—	—	5.0

Total	$4.7	$0.5	$1.0	$—	$3.1	$—	$—	$—	$9.3

	Other Adjustments
Three Months Ended December 31, 2019 (In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$(0.4)	$—	$—	$0.2	$0.1	$—	$—	$0.1	$—
G&A expense	(6.2)	0.1	—	—	—	—	—	0.9	(5.2)
Other operating (income) expense	—	—	—	(1.6)	—	—	—	(50.0)	(51.6)

Total	$(6.6)	$0.1	$—	$(1.4)	$0.1	$—	$—	$(49.0)	$(56.8)

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus supplement, the accompanying prospectus and our SEC Reports, before deciding to invest in our common stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

General global economic and business conditions may materially adversely affect demand for our products, services and solutions.

        We compete in various end markets and geographic regions around the world. Among these, the most significant are global industrial markets and municipal markets. In fiscal 2019, 85% and 15% of our revenue was generated in North America and the rest of world, respectively. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results due to economic and business cycles. Important factors for our businesses and the businesses of our customers, both in the U.S. and abroad, include local and global macroeconomic conditions, commodity prices, energy prices, the timing of projects, the overall strength of and our customers' confidence in the economy, industrial and governmental capital spending, governmental fiscal and trading policies, global environmental and regulatory policies, the strength of the residential and commercial real estate markets, unemployment rates, consumer spending, availability of financing, interest rates, tax rates, changes in tax laws, political conditions and outbreak of disease, such as the coronavirus which is continuing to spread throughout the world, including the United States. The businesses of many of our industrial customers are, to varying degrees, cyclical, and have experienced periodic downturns. While we attempt to minimize our exposure to economic or market fluctuations by serving a balanced mix of end markets and geographic regions, any of the above factors, individually or in the aggregate, or a significant or sustained downturn in a specific end market or geographic region, could materially reduce demand for our products, services and solutions.

        Levels of municipal spending may particularly impact our business, financial condition, results of operations or prospects. Reduced tax revenue in certain regions, or inability to access traditional sources of credit, may limit spending and new development by municipalities or local governmental agencies, which in turn may materially adversely affect the demand for our solutions and reduce our revenue.

Failure to compete successfully in our markets could materially adversely affect our business, financial condition, results of operations or prospects.

        We offer our products, services and solutions in highly competitive markets. We believe the principal points of competition in our markets are product performance, reliability and innovation of our solutions, application expertise and process knowledge, brand reputation, energy and water efficiency, product compliance with environmental and regulatory requirements, product lifecycle cost, scalability, timeliness of delivery, proximity of service centers to our customers, effectiveness of our distribution channels and price. Maintaining and improving our competitive position will require successful management of these factors, including continued investment by us in research and development (including acquisition of technology through transactions), engineering, marketing, customer service and support and our distribution networks. Our future growth rate depends upon our ability to compete successfully, which is impacted by a number of factors, including our ability to (i) identify emerging technological trends in our target end markets, (ii) develop and maintain a wide range of competitive and appropriately priced products, services and solutions, (iii) enhance and differentiate our products from those of our competitors, (iv) develop and drive commercial acceptance of compelling new products quickly and cost-effectively, (v) ensure that our products, services and solutions remain cost-competitive, even when faced with rising commodity costs, (vi) attract, develop and retain individuals with the requisite technical expertise and understanding of customers' needs to develop and sell new technologies and products and (vii) execute projects in a cost-effective manner according to the schedules required by our customers.

        We operate in markets that are characterized by customer demand that is often broad in scope but localized in delivery. We compete with companies that may be better positioned to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. Our potential customers may prefer local suppliers, in some cases because of existing relationships and in other cases because of local legal restrictions or incentives that favor local businesses. Smaller regional suppliers may also have lower cost structures. As a result, efforts to expand or support our service network may not improve our ability to penetrate new local markets or expand our footprint in existing markets.

        Further, many of our customers actively monitor and review our company-wide safety record, and apply rigorous safety standards to us and our competitors. Although we take precautions to prevent workplace accidents and mechanical failures, such incidents are difficult to predict and may be outside of our control. If we are unable to meet our customers' stringent workplace safety standards, or if our customers perceive us to have a poor safety record, it could materially impact our ability to retain their business or attract new business.

        We may not be successful in maintaining our competitive position for a number of reasons. We may fail to identify optimal vertical or geographic markets, focus our attention in suboptimal vertical or geographic markets or fail to execute an appropriate business model in certain vertical or geographic markets. Our competitors may develop disruptive technologies or products that are superior to our products, develop more efficient or effective methods of providing products and services, operate with lower cost structures allowing them to price products and services more competitively or adapt more quickly than we do to new technologies or evolving customer requirements. The failure of our technologies or products to gain market acceptance due to more attractive offerings by our competitors could significantly reduce our revenues and materially adversely affect our competitive standing or prospects. Pricing pressures also could cause us to adjust the prices of certain products to stay competitive, which could materially adversely affect our margins and overall financial performance. Failure to continue competing successfully or to win business with our existing customers could materially adversely affect our business, financial condition, results of operations or prospects.

Our future growth is dependent upon our ability to continue to develop or acquire new products, services and solutions and adapt our businesses to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins.

        Our future success depends upon a number of factors, including our ability to adapt our products, services and solutions to fit localities throughout our end markets, particularly in high growth emerging markets, such as China; identify emerging technological and other trends in our target end markets; and develop or acquire competitive products and services and bring them to market quickly and cost-effectively. If we are unable to continue to differentiate our products, services and solutions, or if we are forced to cut prices or hold prices in an otherwise inflationary market in order to remain competitive, our business, financial condition, results of operations or prospects could be materially and adversely affected.

        We are also impacted by changing technology, competitively imposed process and safety standards and regulatory requirements, particularly under environmental regulations, each of which influences the demand for our products, services and solutions. Advances in technology and changes in industrial specifications or in legislative, regulatory and environmental requirements, including the availability of intellectual property protections in various jurisdictions, may render certain of our products, services and solutions obsolete.

        In addition, our industrial and municipal customers have made considerable fixed-cost investments in the installation of their water and wastewater treatment products and systems, and our municipal customers are often subject to stringent appropriation requirements and extensive procurement processes. The replacement of our customers' installed products and systems with the new technologies that we develop could entail significant costs to such customers. Further, many of our potential customers engage and rely on engineering firms to recommend and select products and systems for their facilities, and many of our products are sold to OEMs as components of larger systems. Our inability to persuade our customers or other parties to adopt the technologies we develop could have an adverse effect on our business, financial condition, results of operations or prospects.

Our growth strategy includes growth through acquisitions, and we may not be able to identify suitable acquisition targets or otherwise successfully implement our growth strategy.

        Acquisitions have historically been a significant part of our growth strategy, and we expect to continue to grow through acquisitions in the future. We expect to continue evaluating potential strategic acquisitions of businesses, assets and product lines. We may not be able to identify suitable candidates, negotiate appropriate or favorable acquisition terms, obtain financing that may be needed to consummate such transactions or complete proposed acquisitions. There is significant competition for acquisition and expansion opportunities in our businesses.

        In addition, acquisitions involve numerous risks, including (i) incurring the time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management's attention being diverted from the operation of our existing business; (ii) using inaccurate estimates and judgments to evaluate credit, operations, funding, liquidity, business, management and market risks with respect to the target institution or assets; (iii) litigation relating to an acquisition, particularly in the context of a publicly held acquisition target, that could require us to incur significant expenses, result in management's attention being diverted from the operation of our existing business or delay or enjoin the transaction; (iv) failing to properly identify an acquisition candidate's liabilities, potential liabilities or risks; (v) not receiving required regulatory approvals or such approvals being delayed or restrictively conditional; (vi) potentially insufficient internal controls over financial activities or financial reporting at an acquired entity that could impact our existing business on a combined basis; and (vii) an adverse impact on our existing business resulting from an acquired business that historically had a higher risk tolerance or whose personnel fail to comply with our existing policies. In connection with any acquisitions, we must comply with various antitrust requirements. It is possible that perceived or actual violations of these requirements could give rise to regulatory enforcement action or result in us not receiving the necessary approvals to complete a desired acquisition.

        We routinely evaluate potential acquisition candidates and engage in discussions and negotiations regarding potential acquisitions; however, even if we execute a definitive agreement for an acquisition, there can be no assurance that we will consummate the transaction within the anticipated closing timeframe, or at all. Further, acquisitions typically involve the payment of a premium over book- and market-values and, therefore, some dilution of our tangible book value and earnings per common share may occur in connection with any future transaction.

We may have difficulty in operating or integrating any acquired businesses, assets or product lines profitably, or in successfully implementing our growth strategy.

        The anticipated benefits from any potential acquisitions may not be achieved unless the operations of the acquired business assets or product lines are successfully integrated in an efficient, effective and timely manner. The integration of our acquisitions will require substantial attention from management and operating personnel to ensure that the acquisition does not disrupt any existing operations, or affect our customers' opinions and perceptions of our services, products or customer support.

        In addition, the integration of any acquisition includes numerous risks, including an acquired business not performing to our expectations, our failure to integrate it appropriately, our failure to realize anticipated synergies and cost savings, our failure to preserve the customer relationships and retain key employees of an acquired business and difficulties, inefficiencies or cost overruns in integrating and assimilating the organizational cultures, operations, technologies, data, services and products of the acquired business with ours.

        The process of integrating acquired businesses, assets and product lines could cause the interruption of, or delays in, the operation of our existing business, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Acquisitions also place a burden on our information, financial and operating systems and our employees and management. Our ability to manage our growth effectively and integrate the operations of acquired businesses, assets or product lines, will require us to continue to attract, train, motivate, manage and retain key employees and to expand our information technology, operational and financial systems. If we are unable to manage our growth effectively, we may spend time and resources on such acquisitions that do not ultimately increase our profitability or that cause loss of, or harm to, relationships with employees and customers.

We may not achieve some or all of the expected benefits of our restructuring actions and restructuring our business into two segments may materially adversely affect us.

        Effective October 1, 2018, we restructured our business into two reportable operating segments, the Integrated Solutions and Services segment and the Applied Product Technologies segment, in an effort to better serve the needs of our customers worldwide and position ourselves for improved long-term growth and profitability. We currently expect cost savings in the range of $15 million to $20 million on an annualized basis once fully implemented. However, achieving these cost savings are subject to significant economic, competitive and other uncertainties, some of which are beyond our control, and we may not be able to obtain the cost savings and benefits that we currently anticipate in connection with these restructuring actions. In order to achieve these cost savings, we currently expect to incur cash costs associated with the implementation of our two-segment structure in the range of $17 million to $22 million through fiscal 2020. However, this assumption may not be accurate and we may not be able to operate in accordance with our plans. In that case, we may determine that we must incur additional restructuring charges. These types of initiatives could yield unintended consequences such as distraction of our management and employees, business disruption, attrition beyond any planned reduction in workforce, inability to attract or retain key personnel and reduced employee productivity, which could materially adversely affect our business, financial condition and results of operations.

        The successful implementation and execution of our restructuring actions are critical to achieving our expected cost savings as well as effectively competing in the marketplace and positioning us for future growth. If our restructuring actions are not executed successfully, it could have a material adverse effect on our business, financial condition and results of operations.

Our financial results depend on successful project execution and may be adversely affected by cost overruns, failure to meet customer schedules or other execution issues.

        A significant portion of our revenue is derived from large projects that are technically complex and may occur over multiple years. These projects are subject to a number of significant risks, including project delays, cost overruns, changes in scope, unanticipated site conditions, design and engineering issues, incorrect cost assumptions, increases in the cost of materials and labor, safety hazards, third party performance issues, weather issues and changes in laws or permitting requirements. If we are unable to manage these risks, we may incur higher costs, liquidated damages and other liabilities to our customers, which may decrease our profitability and harm our reputation. Our continued growth will depend in part on executing a higher volume of large projects, which will require us to expand and retain our project management and execution personnel and resources.

Our business could be adversely affected by inflation and other manufacturing and operating cost increases and commodity availability constraints.

        Our operating costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, energy and related utilities, freight and cost of labor. In order to remain competitive, we may not be able to recover all or a portion of these higher costs from our customers through product price increases. In addition, many of our contracts are long-term in nature, and our failure to accurately project operating costs or negotiate or enforce price escalation provisions in our long-term contracts could, in the event of an inflationary or otherwise cost-increasing environment, have a material adverse effect on our business, financial condition, results of operations or prospects. Further, in a declining price environment, our operating margins may contract because we account for inventory costs on the basis of an average or first-in, first-out method. Actions we take to mitigate volatility in manufacturing and operating costs may not be successful and, as a result, our business, financial condition, results of operations or prospects could be materially and adversely affected.

        We have significant exposures to certain commodities, including, but not limited to, steel, caustic, carbon, calcium nitrate and iridium, and volatility in the market price and availability of these commodity input materials has a direct impact on our costs and our business. For example, the U.S. government has recently imposed greater restrictions on international trade, including tariffs and other trade restraints on certain imports. These restrictions have increased and could further increase the cost of our products and have restricted and could further restrict availability of certain commodities, which may result in delays in our execution of projects. If we are unable to manage commodity fluctuations through pricing actions, cost savings projects and sourcing decisions as well as through consistent productivity improvements, it may adversely impact our gross profit and gross margin.

Our financial results may fluctuate from period to period and can be difficult to predict.

        Our financial results may be impacted by large projects, which often have lower margins and greater risk from both a timing and execution standpoint than standard product sales. The timing of these project awards is often unpredictable and outside of our control. If we fail to accurately estimate our operating costs to complete these projects or if we fail to execute these projects efficiently and timely, our margins on these projects will be further eroded. The timing of these project awards is often unpredictable and can change based upon customer requirements due to a number of factors affecting the project that are outside of our control, such as funding, readiness of the project and regulatory approvals. If any of these large projects get delayed or canceled, our results during the periods in which these projects were scheduled to occur could be adversely affected and the delay or failure could have a material adverse effect on our business, financial condition and results of operations or prospects. In addition, our contracts for large capital water treatment projects, systems and solutions for municipal and industrial applications are generally fixed-price contracts with milestone billings. Additionally, competitive-bid processes impose significant uncertainty with respect to our prospects for success, and our failure to properly predict our win rate could reduce our margins. Accordingly, our financial results for any given period may fluctuate and can be difficult to predict.

        Further, our capital expenditures for any given fiscal year may exceed our initial forecasts and may vary substantially if we are required to undertake certain actions to comply with new regulatory requirements or compete with new technologies. We may not have the capital to undertake the capital investments. If we are unable to do so, we may not be able to effectively compete.

Delays in enactment or repeals of environmental laws and regulations may make our products, services and solutions less economically beneficial to our customers, thereby affecting demand for our products, services and solutions.

        Certain of our products, services and solutions assist various industries and municipalities in meeting stringent environmental and safety requirements enacted for the purpose of making water cleaner and safer. Our future growth is dependent in part on the impact and timing of potential new water laws and regulations, as well as potential changes to existing laws and regulations. If stricter laws or regulations are delayed or are not enacted, or repealed or amended to be less strict, or enacted with prolonged phase-in periods, or not enforced, demand for our products and services may be reduced. For example, in response to Presidential Executive Order 13777, calling on each federal agency to establish a regulatory reform task force and evaluate existing rules and recommend repeal, replacement or modification to reduce regulatory burdens, the U.S. Environmental Protection Agency (the "U.S. EPA") established a task force and initiated reviews in several program areas. The U.S. EPA's Office of Water conducted such a review, soliciting public comments in the spring of 2017, including hosting a public listening session, seeking proposals for Office of Water rules that could be repealed, replaced or modified to make them less burdensome. In turn, in November 2019, the U.S. EPA issued a proposed rule, which rolled back aspects of a 2015 rule limiting toxic metal levels in wastewater discharged by steam electric power plants and extended certain compliance deadlines. On January 23, 2020, the U.S. EPA and the Department of the Army also finalized a rule that would revise and narrow the definition of "waters of the United States," which governs which waters are subject to the Clean Water Act. This final rule will become effective 60 days after publication in the Federal Register. However, there remains the expectation that the January 23, 2020 final rule will be legally challenged in federal district court. We are currently unable to predict whether changes to statutes and rules which occur will affect demand for our products and services. To the extent that such changes have a negative impact on us, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations or prospects.

If we become subject to claims relating to handling, storage, release or disposal of hazardous materials, we could incur significant cost and time to comply.

        Our business activities, including our manufacturing processes and waste recycling and treatment processes, currently involve the use, treatment, storage, transfer, handling and/or disposal of hazardous materials, chemicals and wastes. These activities create a risk of significant environmental liabilities and reputational damage. Under applicable environmental laws and regulations, we could be strictly, jointly and severally liable for releases of regulated substances by us at our current or former properties or the properties of others or by other businesses that previously owned or used our current or former properties, including if such releases result in contamination of air, water or soil, or cause harm to individuals. We could also be liable or incur reputational damage if we merely generate hazardous materials or wastes, or arrange for their transportation, disposal or treatment, or we transport such materials, and they are subsequently released or cause harm, or if some other entity conducted such activities and by virtue of an acquisition, under applicable law we are a successor to that entity.

        Our business activities also create a risk of contamination or injury to our employees, customers or third parties, from the use, treatment, storage, transfer, handling and/or disposal of these materials, and these activities could result in accidental contamination or injury to the general public, as end-users of our industrial and municipal customers' products and services.

        In the event that our business activities result in environmental liabilities, such as those described above, we could incur significant costs or reputational damage in connection with the investigation and remediation of environmental contamination, and we could be liable for any resulting damages including natural resource damages. Such liabilities could exceed our available cash or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Further, we may incur costs to defend our position even if we are not liable for consequences arising out of a release of or exposure to a hazardous substance or waste, or other environmental damage. Our insurance policies may not be sufficient to cover the costs of such claims.

Failure to retain our existing senior management, skilled technical, engineering, sales and other key personnel or the inability to attract and retain new qualified personnel could materially adversely impact our ability to operate or grow our business.

        Our success depends to a significant extent on our ability to retain or attract a significant number of employees in senior management, skilled technical, engineering, sales, project management and other key personnel. We have focused on creating a high performance culture, in which our employees are highly enabled, empowered and accountable. Our inability to continue to develop and maintain our culture by empowering our senior management, other leaders and employees and promoting an entrepreneurial spirit, could result in our loss of key leaders and employees and have a material adverse effect on our business, financial condition, results of operations or prospects. Additionally, our decision to restructure our business into two reportable operating segments could yield unintended consequences such as attrition beyond any planned reduction in workforce, inability to attract or retain key personnel, and reduced employee productivity which could negatively affect our business sales, financial condition and results of operations.

        Our experienced sales team has also developed a number of meaningful customer relationships that would be difficult to replace. Therefore, competition for qualified technical personnel and for sales personnel with established customer relationships is intense, both in retaining our existing employees and in replacing or finding additional suitable employees. This is especially true when unemployment rates in the United States are low, as they currently are. There can be no assurance that the labor pool from which we hire our personnel will increase or remain stable, and any failure to retain our existing technical and sales personnel and other employees or to attract additional skilled personnel could have a material adverse effect our business, financial condition, results of operations or prospects.

        In addition, the lockup agreement prohibiting our employees from selling shares of our stock that were acquired prior to our initial public offering expired on November 2, 2019, and a significant number of restricted stock units granted to certain senior employees at the time of our initial public offering vested on November 2, 2019. The liquidity available to employees who hold shares of our stock as a result of these two occurrences could create further challenges with respect to retention.

Product defects and unanticipated or improper use of our products could adversely affect our business, reputation and financial statements.

        Manufacturing or design defects in (including in products or components that we source from third parties), unanticipated or improper use of, or inadequate disclosure of risks relating to the use of our products, services and solutions by our customers or third parties could create product safety, regulatory or other risks, including personal injury, death or property damage. These events could lead to recalls or safety alerts relating to our products, result in the removal of a product from the market and result in product liability claims being brought against us. Recalls, removals and product liability claims can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and have a material adverse effect on our business, financial condition, results of operations or prospects.

        Further, it is generally our responsibility to service the equipment we provide our customers throughout the duration of our contract with such customers, and our customers may be required to maintain insurance covering loss, damage or injury caused by our equipment. However, we are not able to monitor our customers' use or maintenance of their water systems or their compliance with our contracts or usage instructions. Customers' failure to properly use, maintain or safeguard their equipment or customers' noncompliance with insurance requirements may reflect poorly on us as the provider of such equipment and, as a result, damage our reputation.

We may incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees, which could reduce our profitability.

        Our customers typically require product warranties as to the proper operation and conformance to specifications of the products we manufacture or install and performance guarantees as to any effluent produced by our equipment and services. Failure of our products to operate properly or to meet specifications of our customers or our failure to meet our performance guarantees may increase costs by requiring additional engineering resources and services, replacement of parts and equipment and frequent replacement of consumables or monetary reimbursement to a customer or could otherwise result in liability to our customers. We have in the past received warranty claims, and we expect to continue to receive them in the future. There are significant uncertainties and judgments involved in estimating warranty and performance guarantee obligations, including changing product designs, differences in customer installation processes and failure to identify or disclaim certain variables in a customer's influent. To the extent that we incur substantial warranty or performance guarantee claims in any period, our reputation, earnings and ability to obtain future business could be materially adversely affected.

We are increasingly dependent on the continuous and reliable operation of our information technology systems, and a disruption of these systems could materially adversely affect our business.

        We rely on our information technology systems in connection with the operation of our business, including with respect to customer service and billing, accounting and, in some cases, the monitoring and operation of our installations. Many of our products, services and solutions depend on the integrity of our information technology systems, including our remote monitoring and data analytics features and our automated control solutions.

        Our WaterOne® services are provided using remote monitoring technology that is connected to the "Internet of Things," which is inherently susceptible to cyber-attacks. A successful attack may result in inappropriate access to our or our customers' information or systems or cause our products to function improperly. Additionally, the systems through which we provide our WaterOne® services use electronic software embedded into a control board and water meter. This software or the control board could malfunction for a variety of reasons including, without limitation, exposure to software bugs, extreme heat or cold, corrosive water or simple wear and tear. A malfunction could result in our inability to operate the system effectively or to collect revenue for the services in a timely fashion.

        In addition, we rely on our systems to manage maintenance and construction projects, materials and supplies and our human resource functions. A loss of these systems, major problems with the operation of these systems, the failure to properly implement these systems, including in customer installations, or the failure to identify market trends and continuously update our information technology systems could materially adversely affect our operations, sales and reputation and have a material adverse effect on our business, financial condition, results of operations or prospects.

        Specifically, our information technology systems may be vulnerable to damage or interruption from, among other things:

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  power loss, computer systems failures and internet, telecommunications or data network failures;

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  operator negligence or improper operation by, or supervision of, employees;

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  physical and electronic loss of data;

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  computer viruses;

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  intentional security breaches, hacking, denial of service actions, misappropriation of data and similar events; and

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  hurricanes, fires, floods, earthquakes and other natural disasters.

        Such incidents may result in the loss or compromise of customer, financial or operational data, disruption of billing, collections or normal field service activities, disruption of data analytics and electronic monitoring and control of operational systems and delays in financial reporting and other normal management functions. Possible impacts associated with a cybersecurity incident may include loss of revenue, remediation costs related to lost, stolen, or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs, adverse effects on our compliance with regulatory and environmental laws and regulations, including standards for drinking water, litigation and reputational damage.

        We, and some of our third party vendors, have experienced cybersecurity attacks in the past and may experience them in the future, potentially with more frequency. To date, most of these attacks have been unsuccessful, and none have resulted in any material adverse impact to our business or operations. We have adopted measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, given the unpredictability of the timing, nature and scope of such disruptions and the evolving nature of cybersecurity threats, which vary in technique and sources, we could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems or networks, financial losses from remedial actions, loss of business or potential liability, regulatory enforcement actions and/or damage to our reputation, any of which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition. We also have a concentration of operations on certain sites, such as production and shared services centers, where business interruptions could cause material damage and costs. Transport of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Although we continue to assess these risks, implement controls and perform business continuity and disaster recovery planning, we cannot be sure that interruptions with material adverse effects will not occur.

If we experience a significant data security breach or fail to detect and appropriately respond to a significant data security breach, our business and reputation could suffer.

        The nature of our business involves the receipt and storage of information about our customers, suppliers and employees. Further, we rely on various information technology systems to capture, process, store and report data in connection with the products, services and solutions that we provide to our customers, such as our WaterOne® services. We have procedures in place to detect and respond to data security incidents. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. We outsource administration of certain functions to vendors that could be targets of cyber attacks. Any theft, loss and/or fraudulent use of customer, employee or proprietary data as a result of a cyber attack targeting us or one of our third-party service providers could subject us to significant litigation, liability and costs, as well as adversely impact our reputation with customers and regulators, among others. Unauthorized parties may also attempt to gain access to our systems or facilities and to our proprietary business information. If our efforts to protect the security of information about our customers, suppliers and employees are unsuccessful, a significant data security breach may result in costly government enforcement actions, private litigation and negative publicity resulting in reputation or brand damage with customers, and our business, financial condition, results of operations or prospects could suffer. While we maintain insurance coverage that is designed to address certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise in the event we experience a cybersecurity incident, data breach or disruption, unauthorized access or failure of systems.

        We are subject to laws, rules and regulations in the United States (such as the California Consumer Protection Act ("CCPA"), which will become effective on January 1, 2020), and other countries relating to the collection, use and security of employee and other data. Our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that may require us to notify regulators and customers, employees and other individuals of a data security breach, including in the European Union under the EU General Data Protection Regulation, or the GDPR. Evolving compliance and operational requirements under the GDPR, the CCPA, and the privacy laws of other jurisdictions in which we operate impose significant costs that are likely to increase over time.

We may be unable to bid on or enter into significant long-term agreements if we are not able to obtain letters of credit, bank guarantees or surety bonds, and our liquidity may be adversely affected by bonding requirements.

        A portion of our business, including our water treatment projects and solutions, requires us to provide letters of credit, bank guarantees or surety bonds in support of our commitments and as part of the terms and conditions on water treatment projects. In addition, we are required to provide letters of credit or surety bonds to the department of environmental protection or equivalent in some states in order to maintain our licenses to handle hazardous waste at certain of our regeneration facilities. We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under these construction-type customer arrangements or, in some cases, as a pre-requisite to submit a bid on a potential project.

        Current or future market conditions, as well as changes in surety companies' assessment of our operating and financial risk, could cause our surety providers and lenders to decline to issue or renew, or substantially reduce the amount of, bid or performance bonds for our work, and could increase our costs associated with collateral. These actions could be taken on short notice. Our inability to obtain adequate bonding or letters of credit to meet bid requirements or enter into significant long-term agreements could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Further, surety companies may require that we collateralize a percentage of the bond with cash or another form of credit enhancement. Some of our customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages as the result of an event of default under our contracts with them. If we enter into significant long-term agreements that require the issuance of letters of credit, our liquidity could be negatively impacted.

Our inability to meet our customers' safety standards or adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases could have a material adverse effect on our sales and profitability.

        Maintaining a strong and reliable reputation for safety is critical to our business. Many of our customers actively monitor and review our company-wide safety record. Further, reports and media coverage of incidents, such as those involving workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property, the transmission of contaminants or diseases and other adverse events can result in negative publicity, and considerable expansion in the use of social media over recent years has increased the ways in which our reputation can be impacted, and the speed with which such an impact can occur. Such incidents, or reports thereof, could lead to a negative perception among our customers, prospective customers and the general public regarding the safety or quality of our products, services and solutions, and anything that damages our reputation or our customers' perception of our safety record, whether or not justified, could have a materially adverse impact on demand for our products and services, result in additional costs to our business or the loss of customers, result in litigation against us or increase government or regulatory oversight over us.

        Our products and facilities are subject to risks involving workplace accidents, mechanical failures spills, uncontrolled discharges and damage to customer or third-party property, including, among other things, personal injury or death caused by our products or occurring in our facilities, the destruction of customer or third-party property during the execution of a service arrangement or due to the malfunction of our products, delays in or suspension of service or the failure to timely deliver our products. A workplace accident, mechanical failure, spill, uncontrolled discharge or any problem involving any one or more of our products or facilities, or any perceived insufficiency in our response to any such deficiency or problem, could materially adversely affect our reputation. Although we take precautions to prevent workplace accidents and mechanical failures, such incidents are difficult to predict and may be outside of our control. If we are unable to meet our customers' stringent workplace safety standards or, if our customers perceive us to have a poor safety record, it could materially impact our ability to retain their business or attract new business.

        Water may be subject to contaminants, including hazardous chemicals, or pathogens that cause a number of illnesses, including cholera, typhoid fever, giardiasis, cryptosporidiosis, amoebiasis and free living amoebic infections. Such contaminants or pathogens may be found in the environment, and, as a result, there is a risk that they could become present in water treated using our systems or products. In applications where treated water enters the human body, illness and death may result if such contaminants or pathogens are not eliminated during the treatment process. In particular, such contamination could result from failing to properly treat reusable products before they are distributed to our customers, or from actions taken by our customers or other third parties using our products, which could result in material liability. Further, any pandemic or other public health crisis, including those involving non-waterborne illnesses, might adversely impact our business by diminishing the public trust in water and wastewater treatment facilities or by causing customers to seek sources of water other than those processed using our systems or products. The potential impact of a contamination of water treated using our products, services or solutions is difficult to predict and could lead to an increased risk of exposure to product liability claims, increased scrutiny by federal and state regulatory agencies and negative publicity. Further, an outbreak of disease in any one of the municipal markets we serve could result in a widespread loss of customers across other such markets.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs, and which may exceed the coverage of our insurance or for which we are not insured.

        There are inherent risks to our operations. We are exposed to risks posed by severe weather and other natural disasters, such as hurricanes and earthquakes. In addition to natural risks, hazards (such as fire, explosion, collapse or machinery failure) are inherent risks in our operations which may occur as a result of inadequate internal processes, technological flaws, human error or certain events beyond our control. We further utilize approximately 740 vehicles in connection with our offsite services and distribution operations and, from time to time, these drivers are involved in accidents which may cause injuries, spills or uncontrolled discharges and in which goods carried by these drivers may be lost or damaged. The hazards described above can cause significant personal injury or loss of life, severe damage to or destruction of property, plants and equipment, including customer or third-party property, contamination of, or damage to, the environment and suspension of operations. The occurrence of any of these events may result in our being subject to investigation, required to perform remediation or named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury, natural resource damages and fines or penalties. As a result, we may from time to time become exposed to significant liabilities for which we may not have adequate insurance coverage. We may also become exposed to certain claims that are excluded from our insurance coverage, such as claims of fraud or for punitive damages. Although we have liability insurance, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost or will be adequate to cover any product liability claims. In addition, such events may affect the availability of personnel, proper functioning of our information technology infrastructure and availability of third parties on whom we rely, any of which consequences could have a material adverse effect on our business, financial condition, results of operations or prospects.

Significant or prolonged disruptions in the supply of goods or services from third parties could materially adversely affect our business, financial condition, results of operations or prospects.

        We are dependent on a continuing flow of goods and services from suppliers to provide our products, services and solutions to our customers. A disruption or prolonged delays in obtaining supplies or services, including, for example, chemicals, electricity or other materials, could materially adversely affect our ability to provide our products, services and solutions to our customers, and our ability to operate in compliance with all regulatory requirements, which could have a material adverse effect on our business, financial condition, results of operations or prospects. In certain circumstances, we rely on third parties to provide certain important services and a disruption in these services could materially adversely affect our business, financial condition, results of operations or prospects. Some possible reasons for a delay or disruption in the supply of important goods and services include:

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  our suppliers may not provide materials that meet our specifications in sufficient quantities;

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  our suppliers may face production delays due to natural disasters, strikes, lock-outs or other such events;

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  one or more suppliers could make strategic changes in the lines of products and services they offer; and

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  some of our suppliers, such as small companies, may be more likely to experience financial and operational difficulties than larger, well-established companies, because of their limited financial and other resources.

        As a result of any of these, or other, factors, we may be required to find alternative suppliers for the materials and services on which we rely. Accordingly, we may experience delays in obtaining appropriate materials and services on a timely basis and in sufficient quantities from such alternative suppliers at a reasonable price, which could interrupt services to our customers and materially adversely affect our business, financial condition, results of operations or prospects.

The loss of, or disruption in, our ability to efficiently operate our distribution network could have a material adverse impact on our business.

        We rely on the orderly operation of our receiving and distribution process, which depends on our distribution system, adherence to shipping schedules and effective management of our distribution network. If complications arise with our distribution system or if our shipping or storage facilities (or a significant portion of inventory located there) is severely damaged or destroyed, our ability to receive and deliver our products on a timely basis will be significantly impaired. There can be no assurance that disruptions in operations due to natural or man-made disasters, fire, flooding, terrorism or other catastrophic events, system failure, labor disagreements or shipping problems will not result in delays in the delivery of our products to our customers. Such delays could materially adversely impact our business, financial condition, results of operations or prospects. In addition, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time it takes for us to reopen or replace our facilities. Moreover, our business interruption insurance may not be adequate to cover or compensate us for any losses that may occur.

        We rely upon various means of transportation through third parties, including shipments by air, sea, rail and truck, to deliver products to our facilities from vendors and from our facilities to our customers, as well as for direct shipments from vendors to customers. Labor shortages or capacity constraints in the transportation industry, disruptions to the national and international transportation infrastructure, fuel shortages or transportation cost increases (such as increases in fuel costs or port fees) could materially adversely affect our business and operating results.

We rely, in part, on third-party sales representatives to assist in selling our products, services and solutions and the failure of these representatives to perform as expected could reduce our future sales.

        Sales of our products, services and solutions to some of our customers are accomplished, in part, through the efforts of third-party sales representatives. We are unable to predict the extent to which these third-party sales representatives will be successful in marketing and selling our products. Moreover, many of these third-party sales representatives also market and sell competing products and may more aggressively pursue sales of our competitors' products. Our third-party sales representatives may terminate their relationships with us at any time on short or no notice. Our future performance may also depend, in part, on our ability to attract, incentivize and retain additional third-party sales representatives that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products. If we cannot retain our current third-party sales representatives or recruit additional or replacement third-party sales representatives or if these sales representatives are not effective, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our products, services and solutions, or our participation in large-scale projects, could expose us to litigation, regulatory or enforcement actions and reputational risk.

        We are subject to various laws, ordinances, regulations and other requirements of government authorities in foreign countries and in the U.S., any violation of which could potentially create substantial liability for us. Changes in laws, ordinances, regulations or other government policies, the nature, timing and effect of which are uncertain, may significantly increase our expenses and liabilities.

        From time to time, we are involved in lawsuits that arise from our business. Litigation may, for example, relate to product liability claims, personal injury, property damage, accidents, regulatory issues, contract disputes or employment matters. We may face claims that are broader than the scope of our involvement on a project, including claims that seek to impose liability on us for an entire solution or system for which we provided only limited components.

        The occurrence of any of these matters could also create possible damage to our reputation. The defense and ultimate outcome of lawsuits against us may result in higher operating expenses. Higher operating expenses or reputational damage could have a material adverse effect on our business, financial condition, results of operations or prospects.

        It is not possible to predict with certainty the outcome of claims, investigations and lawsuits, and we could in the future incur judgments, fines or penalties or enter into settlements of lawsuits and claims that could have a material adverse effect on our business, financial condition, results of operations or prospects in any particular period. Additionally, we may be required to change or cease operations at one or more facilities if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our business.

A number of factors may prevent or delay us in building new plants, expanding our existing plants or installing equipment at our customers' facilities, including our dependence on third-party suppliers and construction companies.

        A number of factors may prevent or delay construction, expansion or use of our facilities or installation of our equipment at our customers' facilities, including our dependence on third-party suppliers of equipment and materials, our dependence on third-party construction companies and the timing of equipment purchases.

        Further, we enter into contracts with customers regarding long-term engineering, procurement and construction projects. If a construction company we have commissioned to build a new project defaults or fails to fulfill its contractual obligations, we could face significant delays and cost overruns. Any construction delays could have a material adverse impact on us.

        The timing of equipment purchases can pose financial risks to us. We attempt to make purchases of equipment and/or material as needed. However, from time to time, there may be excess demand for certain types of equipment with substantial delays between the time we place orders and receive delivery. In those instances, to avoid construction delays, service disruptions or liquidated damages associated with the inability to own and place such equipment or materials into service when needed, we may place orders well in advance of deployment or when actual damage to the equipment or materials occurs. Thus, there is a risk that at the time of delivery of such equipment or materials, there may not yet be a need to use them; however, we are still required to accept delivery and make payment. In addition, due to the customization of some of our equipment or materials, there may be a limited market for resale of such equipment or material. This can result in our incurrence of material equipment and/or material costs, with no use for or ability to resell such equipment.

Seasonality of sales and weather conditions may adversely affect, or cause volatility in, our financial results.

        We experience seasonal demand in a number of our markets, as demand for infrastructure and municipal products and projects follows warm weather trends. Seasonal effects may vary from year to year and are impacted by weather patterns, particularly by temperatures, heavy flooding and droughts.

        Additionally, our operating results and financial condition could be materially and adversely affected by severe weather, natural disasters, environmental factors, terrorist or other deliberate attacks or hazards (such as fire, explosion or mechanical failure) resulting from inadequate internal processes, technical flaws, human error or other circumstances. Repercussions of these catastrophic events may include shutting down operations, a need to obtain additional equipment or supplies on an emergency basis, evacuation of or injury to personnel, damage to equipment or property, loss of productivity and harm to our reputation, any of which may result in a decrease in our revenue or decreased profitability.

Government customers involve unique policy-, contract- and performance-related risks, and we may face challenges to our government contracts or our eligibility to serve government customers, any of which could materially adversely impact our business, financial condition, results of operations or prospects.

        We derive, and expect to continue to derive in the future, a substantial portion of our revenues from government customers, including municipalities. Sales to governments and related entities present risks in addition to those involved in sales to industrial and other customers, including policy-related risks such as potential disruption due to appropriation and spending patterns, delays in the adoption of new technologies due to political, fiscal or bureaucratic processes, delays in approving budgets and the government's right to cancel contracts and purchase orders for its convenience. General political and economic conditions, which we cannot accurately predict, also directly and indirectly affect policies relating to the quantity and allocation of expenditures by government customers. In addition, government contracts may involve long purchase and payment cycles, competitive bidding requirements, qualification requirements, delays or changes in agreed-to funding, budgetary constraints, political agendas, extensive specification development and price negotiations, milestone requirements and the potential unenforceability of limitations on liability or other contractual provisions, any of which may create price pressure and reduce our margins. Because our water treatment projects and solutions for municipal customers often include fixed-price contracts with milestone billings and liquidated damages for our delay, our performance under such contracts involves risks such as not receiving payments, not receiving payments in a timely manner or incurring significant damages if certain milestones are not met or not met on schedule. As a result, we could experience a material adverse effect on our business, financial condition, results of operations or prospects.

        Each government entity also maintains its own rules and regulations with which we must comply and which can vary significantly among customers. We face risks associated with the failure to comply with such rules and regulations. These risks include bid protests, in which our competitors could challenge the contracts we have obtained, or suspension, debarment or similar ineligibility from serving government customers. Challenges to our current or future government contracts or to our eligibility to serve government customers could result in a loss of government sales and have a material adverse effect on our business, financial condition, results of operations or prospects.

Our contracts with federal, state and local governments may be terminated or adversely modified prior to completion, which could adversely affect our business.

        Government contracts generally contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts, including provisions permitting the government to terminate our existing contracts, reduce scope and potential future revenues, modify certain terms and conditions of existing contracts, suspend performance or our ability to do business with the government, impose fines or penalties, subject us to criminal prosecution or debarment, subject awarded contracts to protests or challenges by competitors or claim rights in technologies developed by us.

        The government may terminate a contract with us either for convenience (for instance, due to a change in its perceived needs or its desire to consolidate work under another contract) or if we default by failing to perform under the contract. Upon a termination for convenience, we are generally able to recover the purchase price for delivered items and reimbursement of allowable work-in-process costs. If the government terminates a contract with us based upon our default, we generally would be denied any recovery for undelivered work, and instead may be liable for excess costs incurred by the government in procuring undelivered items from an alternative source and other damages as authorized by law. We may in the future receive show-cause or cure notices under contracts that, if not addressed to the government's satisfaction, could give the government the right to terminate those contracts for default or to cease procuring our services under those contracts.

The cost of complying with complex governmental regulations applicable to our business, sanctions resulting from non-compliance or reduced demand resulting from certain changes in regulations could increase our operating costs and reduce our profit.

        Our operations are subject to various licensing, permitting, approval and reporting requirements imposed by federal, state, local and foreign laws. Our operations are subject to inspection and regulation by various governmental agencies, including the U.S. EPA, the Occupational Safety and Health Administration and equivalent state and local agencies, as well as their counterparts in various states and foreign countries. A major risk inherent in our operations is the need to obtain and renew permits from federal, state and local authorities. Delays in obtaining permits, the failure to obtain a permit or a renewal permit for a project, challenges to our permits by local communities, citizen groups, landowners or others opposed to their issuance or the issuance of a permit with unreasonable conditions or costs could limit our ability to effectively provide our services. We are also required to secure and maintain licenses required by several states which can take a significant amount of time and result in our inability or delays in our ability to bid on and execute certain projects. If we fail to secure or maintain any such licenses or if states place burdensome restrictions or limitations on our ability to obtain or maintain such licenses, we may not be able to operate in such states and our business, financial condition, results of operations or prospects may be materially adversely affected as a result.

        Our business may be further impacted by changes in federal, state and local requirements that set forth air and wastewater discharge parameters, constrain water availability and set quality and treatment standards. Our failure or inability to comply with the stringent standards set forth by regulating entities or to provide cost-effective and compliant design and construction solutions could result in fines or other penalties, and could have a material adverse effect on our business, financial condition, results of operations or prospects.

Foreign, federal, state and local environmental, health and safety laws and regulations impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or stricter regulatory standards imposed by foreign, federal and state environmental agencies.

        Our operations, products and services are governed by various foreign, federal, state and local environmental protection and health and safety laws and regulations, including, without limitation, the federal Safe Drinking Water Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Federal Insecticide, Fungicide, and Rodenticide Act in the U.S., the Registration, Evaluation and Authorization of Chemicals, or REACH, directive in Europe, and similar foreign, federal, state and local laws and regulations and permits issued under these laws by the foreign, federal, state and local environmental and health and safety regulatory agencies. These laws and regulations establish, among other things, criteria and standards for drinking water and for discharges into the waters of the U.S. and its states, for the proper management of hazardous and non-hazardous solid waste, for the regulation and registration of pesticide products and devices and the establishments where they are produced and for protection of public and worker health and safety. Pursuant to these laws, we are required to obtain various environmental permits and registrations from environmental regulatory agencies for our operations and products. We cannot provide any assurance that our operations, products or services will be at all times in total compliance with these laws, regulations and permits or that we will be able to obtain or renew all required registrations or permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators and be subject to lawsuits, civil or criminal, seeking enforcement and/or injunctive relief. We may also be subject to civil claims by citizens groups seeking to enforce environmental laws. In the event of an accident or if we otherwise fail to comply with applicable regulations, we could lose our permits or approvals, be held liable for damages and monetary penalties, impair our reputation and have an adverse effect on our business, financial condition, results of operations or prospects.

        Environmental laws and regulations are complex and change frequently. These laws, and the enforcement thereof, have tended to become more stringent over time. It is possible that new standards could be imposed, either stricter or more lenient, that could result in the obsolescence of our products or lead to an interruption or suspension of our operations and have a material adverse effect on the productivity and profitability of a particular manufacturing facility, service or product or on us as a whole.

Wastewater operations entail significant risks that may impose significant costs.

        Wastewater treatment involves various unique risks. If our treatment systems fail or do not operate properly, or if there is a spill, untreated or partially treated wastewater could discharge onto property or into nearby streams and rivers, causing various damages and injuries, including environmental damage. These risks are most acute during periods of substantial rainfall or flooding, which are the main causes of sewer overflow and system failure. Liabilities resulting from such damages and injuries could materially adversely affect our business, financial condition, results of operations or prospects.

        These risks could be increased by the potential physical impacts of climate change on our operations. The physical impacts of climate change are highly uncertain and would vary depending on geographical location, but could include changing temperatures, water shortages, changes in weather and rainfall patterns and changing storm patterns and intensities. Many climate change predictions, if true, present several potential challenges to water and wastewater service providers, such as increased precipitation and flooding, potential degradation of water quality and changes in demand for water services.

Failure to comply with applicable anti-corruption and trade laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act, could result in fines and criminal penalties, causing a material adverse effect on our business, financial condition, results of operations or prospects.

        Due to our global operations, we are subject to regulation under a wide variety of U.S. federal and state and non-U.S. laws, regulations and policies related to anti-corruption and trade, including those related to export and import compliance, anti-trust and money laundering. The U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. We operate in parts of the world that are recognized as high-risk regions for corruption. Our operations in these regions include sales to government and non-government customers and may include the use of third-party intermediaries. In certain circumstances, strict compliance with anti-bribery and trade laws, regulations and policies may conflict with local customs and practices in these regions.

        The International Traffic in Arms Regulations generally require export licenses from the U.S. Department of State for goods, technical data and services sent outside the U.S. that have military or strategic applications. The Export Administration Regulations regulate the export of certain "dual use" goods, software and technologies, and in some cases requires export licenses from the U.S. Department of Commerce. Office of Foreign Asset Control regulations implement various sanctions programs that include prohibitions of restrictions on dealings with certain sanctioned countries, governments, entities and individuals. Our policies mandate compliance with these trade laws, regulations and policies, and we have established procedures designed to assist us and our personnel in compliance with applicable U.S. and international laws and regulations. However, we cannot provide any assurance that our internal control policies and procedures will always protect us from improper conduct of our employees or business partners.

        In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable laws, including anti-corruption and trade laws, regulations and policies, we may be required to investigate or engage outside counsel to investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, imprisonment, disgorgement of profits, debarment from government contracts and curtailment of operations in certain jurisdictions, and might materially adversely affect our business, financial condition, results of operations or prospects. In addition, actual or alleged violations could damage our reputation and diminish our ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Our business, results of operations and financial condition may be materially adversely affected by risks associated with international sales and operations.

        Our international sales and operations are subject, in varying degrees, to risks inherent to doing business outside the U.S. These risks include the following:

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  changes in trade protection measures, including tariff and trade barriers and import and export licensing requirements;

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  potential negative consequences from changes to taxation policies;

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  unanticipated changes in other laws, governmental policies and regulations, or in how such provisions are interpreted or administered;

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  risks associated with the withdrawal of the United Kingdom from the European Union, commonly known as "Brexit," including volatility in worldwide and European financial markets, potential restrictions on the free movement of goods and labor between the United Kingdom and the European Union and other impediments to our ability to transact within and between each of the United Kingdom and the European Union;

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  potential disruptions in our global supply chain;

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  possibility of unfavorable circumstances arising from host country laws or regulations;

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  restrictions on, or taxation of, dividends on repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate;

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  currency exchange rate fluctuations and restrictions on currency repatriation;

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  labor disturbances;

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  safety and security considerations;

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  public health or safety concerns and governmental restrictions, including those caused by outbreaks of pandemic disease such as the recent coronavirus outbreak, that cause us or our suppliers and/or customers to temporarily suspend operations in affected areas, impact the availability of raw materials or labor in some of the countries in which we operate or that cause an economic downturn affecting demand for our products and services;

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  increased costs and risks of developing and managing global operations, including our potential failure to implement global best practices, experiences of employee dissatisfaction and the improper allocation of resources, as a result of distance as well as language and cultural differences; and

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  political instability insurrection, armed conflict, terrorism or war.

        In addition to the general risks that we face outside the U.S., our operations in emerging markets could involve additional uncertainties for us, including risks that governments may impose limitations on our ability to repatriate funds; governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase; an outbreak or escalation of any insurrection or armed conflict may occur; governments may seek to nationalize our assets; or governments may impose or increase investment barriers or other restrictions affecting our business. The emerging markets in which we are active, including China, pose other uncertainties, including the difficulty of enforcing agreements, collecting receivables, protecting of our intellectual property and other assets and pricing of our products appropriately, as well as higher business conduct risks, less qualified talent and risks of political instability. We cannot predict the impact such events might have on our business, financial condition, results of operations or prospects.

Our operations in China expose us to risks inherent in doing business there.

        We currently have operations and source and manufacture certain of our materials and products for global distribution from third-party suppliers and manufacturers in China. The political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable, and operating in China exposes us to political, legal and economic risks, including risks resulting from disease or public health crises. For example, in December 2019, a strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. Although we do not believe that the outbreak of the coronavirus within China has had a material adverse impact on our operations to date, the future impact of this outbreak is highly uncertain and cannot be predicted but our sales to and operations in China may be impacted. If the coronavirus continues to spread, or if the duration of the disruption is prolonged, our business, financial condition, results of operations or prospects could be materially adversely affected.

        Our ability to operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, network security, employee benefits and other matters, and we may not obtain or retain the requisite legal permits to continue to operate in China or we may become subject to costs or operational limitations imposed in connection with obtaining and complying with such permits. We may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. and international standards. We may also experience difficulty in managing relations with our employees, distributors, suppliers or customers, with whom disagreements or conflicts of interest could materially adversely affect our operations or our ability to source and manufacture certain of our materials and products in China. Further, the third parties we rely on in China may disclose our confidential information or intellectual property to competitors or third parties, which could result in the illegal distribution and sale of counterfeit versions of our products. Any of these factors could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Additionally, the rapid development of the Chinese economy has led to increased labor costs, and the cost of labor in China may continue to increase in the future. Our results of operations will be materially and adversely affected if our labor costs, or the labor costs of our suppliers and manufacturers, increase significantly. We and our manufacturers and suppliers may be unable to find a sufficient number of qualified workers due to the intensely competitive and fluid market for skilled labor in China. Furthermore, pursuant to Chinese labor laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees' probation and unilaterally terminating labor contracts. These labor laws and related regulations impose liabilities on employers and may significantly increase the costs of workforce reductions. If we decide to change or reduce our workforce, these labor laws could limit or restrict our ability to make such changes in a timely, favorable and effective manner. Any of these events could have a material adverse effect our business, financial condition, results of operations or prospects.

If we do not or cannot adequately protect our intellectual property, if third parties infringe our intellectual property rights, or if third parties claim that we are infringing or misappropriating their intellectual property rights, we may suffer competitive injury, expend significant resources enforcing our rights or defending against such claims, or be prevented from selling products or services.

        We own numerous patents, trademarks, service marks, copyrights, trade secrets and other intellectual property and hold licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we have and may obtain, however, may not provide our products and services with a significant competitive advantage because our rights may not be sufficiently broad or may be challenged, invalidated, or subject to government march-in or sovereign rights or compulsory licensing, sunshine laws, or be subject to freedom of information requests, or court-ordered public disclosure, or be subject to open-source software licensing, or be circumvented, independently developed or designed-around, misappropriated, disparaged, diluted, or stolen, particularly in countries where intellectual property rights laws are not highly developed, protected or enforced. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property and the cost of enforcing our intellectual property rights could materially adversely impact our business, financial condition, results of operations or prospects.

        From time to time, we, or on occasion our suppliers, contractors or indemnified parties in our supply chain including end-users, receive notices from third parties alleging or warning of potential intellectual property infringement or misappropriation. Any dispute or litigation regarding intellectual property could be costly and time-consuming due to the complexity and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. We may incur significant costs and diversion of management attention and resources as a result of such claims of infringement or misappropriation, and we or our suppliers or sub-contractors could lose rights to critical technology, be unable to license critical technology, provide or sell critical products or services, or be required to pay substantial damages or license fees with respect to the infringed rights or be required to redesign, rework, re-program, or replace our or our customers' products, sub-components, software, or systems, or re-cast our valuable brands at substantial cost, any of which could materially adversely impact our competitive position, financial condition and results of operations even if we successfully defend against such claims of infringement or misappropriation.

Changes to U.S. tax laws may have a material adverse impact on our business.

        On December 22, 2017, President Trump signed into law legislation, commonly known as the Tax Cuts and Jobs Act ("TCJA"), that significantly revised the Internal Revenue Code of 1986, as amended (the "IRC"). The TCJA, among other things, contained significant changes to corporate taxation, including the reduction of the corporate income tax rate from 35% to 21%, a one-time transition tax on foreign earnings at a reduced tax rate regardless of whether the earnings are repatriated, the elimination of the U.S. tax on future foreign earnings (subject to certain existing exceptions for inclusions under Subpart F of the IRC and newly enacted provisions under Subpart F regarding global intangible low-taxed income, or "GILTI"), limits on the deduction of interest, a new minimum tax related to certain payments to foreign subsidiaries and affiliates, immediate deductions for certain new investments and the modification of many business deductions and credits. In particular, the legislation limits the deduction for interest expense available to U.S. corporations as compared to the total debt burden on the international group, and limits interest deductions to 30% of EBITDA determined by applying U.S. tax principles. The TCJA also introduced "GILTI" which, in general, subjects U.S. corporations to tax on the earnings of certain foreign subsidiaries that are in excess of 10% of the foreign subsidiaries U.S. tax basis in tangible assets. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TJCA remains uncertain and could have a material adverse impact on our business, financial condition, cash flows and results of operations.

Our ability to use our net operating loss carryforwards may be limited.

        As of September 30, 2019, we had approximately $291.2 million of U.S. federal and state net operating loss carryforwards ("NOLs"). Our federal NOLs begin to expire in 2034 while certain state NOLs begin to expire in 2019. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. We have a full valuation allowance against the NOLs. In addition, the TCJA imposes certain limitations on a corporation's ability to offset its future income with its NOLs. The legislation reduces the U.S. corporate tax rate, which would result in a reduction of the expected cash tax benefit that would arise from any future utilization of our NOLs. Finally, Section 382 of the IRC ("Section 382"), generally imposes an annual limitation on the amount of taxable income that may be offset by NOLs when a corporation has undergone an "ownership change" (as determined under Section 382). Generally, a corporation experiences such an ownership change if the percentage of its stock owned by its "5-percent shareholders," as defined in Section 382, increases by more than 50 percentage points (by value) over a three-year period. Any unused annual limitation may, subject to certain limitations, be carried over to later years. We may undergo an ownership change in the future, including an ownership change as a result of the combined effect of our initial public offering and future equity offerings, which could result in an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382, increased under certain circumstances as a result of recognizing built-in gains in our assets existing at the time of the ownership change. The limitations arising from any ownership change may prevent utilization of our NOLs prior to their expiration. Future ownership changes or regulatory changes could further limit our ability to utilize our NOLs. To the extent we are not able to offset our future income with our NOLs, this could adversely affect our operating results and cash flows if we attain profitability.

Changes in our effective tax rates may adversely affect our financial results.

        We offer our products, services and solutions in more than 100 countries and 20.5% of our revenue was generated outside the U.S. in fiscal 2019. Given the global nature of our business, a number of factors may increase our future effective tax rates, including:

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  the jurisdictions in which profits are determined to be earned and taxed;

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  sustainability of historical income tax rates in the jurisdictions in which we conduct business;

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  the resolution of issues arising from tax audits with various tax authorities; and

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  changes in the valuation of our deferred tax assets and liabilities, and changes in deferred tax valuation allowances.

        Any significant increase in our future effective tax rates could reduce net income for future periods.

We are a holding company with no operations of our own, and we depend on our subsidiaries for cash.

        We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends, if any, is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The ability of our subsidiaries to generate sufficient cash flow from operations to allow us and them to make scheduled payments on our debt obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot provide any assurance that the cash flow and earnings of our operating subsidiaries will be adequate for our subsidiaries to service their debt obligations. Additionally, under the terms of the agreement governing our senior secured credit facilities, our operating subsidiaries are currently limited in their ability to pay cash dividends to us, and we expect these limitations to continue in the future under the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. If our subsidiaries do not generate sufficient cash flow from operations to satisfy corporate obligations, we may have to undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments or seek to raise additional capital. We cannot provide any assurance that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our obligations, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends, if any, or making loans to us.

We may incur impairment charges for our goodwill and other indefinite-lived intangible assets which would negatively impact our operating results.

        We have a significant amount of goodwill and purchased intangible assets on our balance sheet as a result of the Acquisition in 2014 and subsequent acquisitions we have completed. As of September 30, 2019, the net carrying value of our goodwill and other indefinite-lived intangible assets totaled approximately $427.1 million. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the federal hazardous waste treatment management permits obtained for locations operated by the Company. We do not amortize goodwill and indefinite-lived intangible assets that we expect to contribute indefinitely to our cash flows, but instead we evaluate these assets for impairment at least annually, or more frequently if changes in circumstances indicate that a potential impairment could exist. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair our goodwill and other indefinite-lived intangible assets. Any charges relating to such impairments could materially adversely affect our financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial condition and limit our ability to raise additional capital to fund our operations.

        We have a significant amount of indebtedness. As of December 31, 2019, we had total indebtedness of $976.9 million, including $926.4 million of borrowings under our term loan facility, no borrowings under our revolving credit facility, $48.1 million in borrowings related to equipment financing, $0.8 million of notes payable related to certain equipment related contracts and $1.7 million related to a mortgage. We also had $13.1 million of letters of credit issued under our $125.0 million revolving credit facility and an additional $0.2 million of letters of credit issued under a separate uncommitted facility as of December 31, 2019.

        Our high level of indebtedness could have important consequences to us, including:

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  making it more difficult for us to satisfy our obligations with respect to our debt;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

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  requiring a substantial portion of our cash flows to be dedicated to debt service payments and/or debt repayment instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions or other general corporate purposes;

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  increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

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  exposing us to the risk of increased interest rates as borrowings under our senior secured credit facilities (to the extent not hedged) bear interest at variable rates, which could further adversely impact our cash flows;

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  limiting our flexibility in planning for and reacting to changes in our business and the industry in which we compete;

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

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  impairing our ability to obtain additional financing in the future;

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  placing us at a disadvantage compared to other, less leveraged competitors; and

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  increasing our cost of borrowing.

        Any one of these limitations could have a material effect on our business, financial condition, results of operations, prospects and our ability to satisfy our obligations in respect of our outstanding debt.

Despite our current debt levels, we may incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur additional indebtedness in the future, which may be secured. While the agreement governing our senior secured credit facilities limits our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and thus, notwithstanding these restrictions, we may still be able to incur substantially more debt. In addition, provided that no default or event of default (as defined in the agreement governing our senior secured credit facilities) has occurred and is continuing, we have the option to add one or more incremental term loan or revolving credit facilities or increase commitments under our revolving credit facility by an aggregate amount which does not cause our total first lien net leverage ratio, on a pro forma basis (in each case, as defined in the agreement governing our senior secured credit facilities), to exceed 4.50 to 1.00, plus up to an additional $100.0 million (excluding incremental revolving credit facilities or increases under our revolving credit facility in an aggregate principal amount not to exceed $30.0 million), all of which remains available as of March 2, 2020. To the extent that we incur additional indebtedness, the risks that we now face related to our substantial indebtedness could increase.

To service our indebtedness, we require a significant amount of cash, which depends on many factors beyond our control.

        We cannot provide any assurance that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities in amounts sufficient to enable us to fund our liquidity needs. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or seeking to raise additional capital. We cannot provide any assurance that we would be able to enter into these alternative financing plans on commercially reasonable terms or at all. Moreover, any alternative financing plans that we may be required to undertake would still not guarantee that we would be able to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to obtain alternative financing, could materially adversely affect our business, financial condition, results of operations or prospects. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in our 2019 Form 10-K.

We will need to repay or refinance borrowings under our senior secured credit facilities.

        Our revolving credit facility and term loan facility are scheduled to mature in December 2022 and December 2024, respectively. We will need to repay, refinance, replace or otherwise extend the maturity of our senior secured credit facilities. Our ability to repay, refinance, replace or extend these facilities by their maturity dates will be dependent on, among other things, business conditions, our financial performance and the general condition of the financial markets. If a financial disruption were to occur at the time that we are required to repay indebtedness outstanding under our senior secured credit facilities, we could be forced to undertake alternate financings, including a sale of additional common stock, negotiate for an extension of the maturity of our senior secured credit facilities or sell assets and delay capital expenditures in order to generate proceeds that could be used to repay indebtedness under our senior secured credit facilities. We cannot provide any assurance that we will be able to consummate any such transaction on terms that are commercially reasonable, on terms acceptable to us or at all.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. Interest rates are still near historically low levels and are projected to rise in the future. If interest rates rise, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and our net income and cash flows will correspondingly decrease. Assuming no prepayments of the term loan facility (which had $926.4 million outstanding as of December 31, 2019) and that our revolving credit facility was fully drawn, each 0.125% change in interest rates would result in an approximate change of $1.3 million in annual interest expense on the indebtedness under our senior secured credit facilities. The Company entered into an interest rate cap to mitigate the risks associated with variable rate debt effective November 28, 2018. The LIBOR interest rate cap has a notional value of $600 million, is effective for a period of three years and has strike price of 3.5%.

The phase-out, replacement or unavailability of the London Interbank Offered Rate ("LIBOR") could affect interest rates under our existing credit facility agreements, as well as our ability to seek future debt financing.

        LIBOR is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rates on loans globally. We use LIBOR as a reference rate to calculate interest rates under our revolving credit facility and our term loan facility, which are scheduled to mature in December 2022 and December 2024, respectively. In 2017, the United Kingdom's Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. It is unclear if LIBOR will cease to exist at that time or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with a new index, the Secured Overnight Financing Rate ("SOFR"), calculated using short-term repurchase agreements backed by Treasury securities. Whether or not SOFR or another alternative reference rate attains market traction as a LIBOR replacement tool remains in question. Additionally, it is uncertain if LIBOR will cease to exist after calendar year 2021, or whether additional reforms to LIBOR may be enacted, or whether alternative reference rates will gain market acceptance as a replacement for LIBOR. If LIBOR ceases to exist, we will need to agree upon a replacement index with banks under our senior secured credit facilities, and certain of the interest rates under such agreements may change. The new rates may not be as favorable to us as those in effect prior to any LIBOR phase-out.

        In addition, the transition process may involve, among other things, increased volatility or illiquidity in markets for instruments that currently rely on LIBOR. The transition may also result in reductions in the value of certain instruments or the effectiveness of related transactions such as hedges, increased borrowing costs, uncertainty under applicable documentation, or difficult and costly consent processes. Any such effects of the transition away from LIBOR, as well as other unforeseen effects, may result in expenses, difficulties, complications or delays in connection with future financing efforts, which could have a material adverse impact on our business, financial condition and results of operations.

The covenants in our senior secured credit facilities impose restrictions that may limit our operating and financial flexibility.

        Our senior secured credit facilities contain a number of significant restrictions and covenants that limit our ability, among other things, to:

  •
  incur additional indebtedness;

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  pay dividends or distributions on our capital stock or repurchase or redeem our capital stock;

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  prepay, redeem or repurchase specified indebtedness;

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  create certain liens;

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  sell, transfer or otherwise convey certain assets;

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  make certain investments;

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  create dividend or other payment restrictions affecting subsidiaries;

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  engage in transactions with affiliates;

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  create unrestricted subsidiaries;

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  consolidate, merge or transfer all or substantially all of our assets or the assets of our subsidiaries;

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  enter into agreements containing certain prohibitions affecting us or our subsidiaries; and

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  enter into new lines of business.

        In addition, our senior secured credit facilities contain a financial covenant requiring us to comply with a 5.55 to 1.00 first lien net leverage ratio test. This financial covenant is solely for the benefit of the lenders under our revolving credit facility and is tested as of the last day of a quarter on which the aggregate amount of revolving loans and letters of credit outstanding under the revolving credit facility (net of cash collateralized letters of credit and undrawn outstanding letters of credit in an amount of up to 50% of the revolving credit facility) exceeds 25% of the total commitments thereunder.

        These covenants could materially adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand and pursue our business strategies and otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot provide any assurance that we will be able to comply with such covenants. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general. In addition, complying with these covenants may also cause us to take actions that may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

        A breach of any covenant in our senior secured credit facilities or the agreements and indentures governing any other indebtedness that we may have outstanding from time to time would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us or terms as favorable as our current agreements. If our debt is in default for any reason, our business, results of operations and financial condition could be materially and adversely affected.

Risks Relating to our Common Stock and this Offering

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the public offering price.

        The trading price of our common stock could be volatile, and you could lose all or part of your investment. We cannot assure you that an active public market for our common stock will be sustained. Volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, many of whom have been granted stock incentive awards. The following factors, in addition to other factors described in this "Risk Factors" section and included elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus, may have a significant impact on the market price of our common stock:

  •
  negative trends in global economic conditions or activity levels in our industry;

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  changes in our relationship with our customers or in customer needs, expectations or trends;

  •
  announcements concerning our competitors or our industry in general;

  •
  our ability to implement our business strategy;

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  our ability to complete and integrate acquisitions;

  •
  actual or anticipated fluctuations in our quarterly or annual operating results;

  •
  trading volume of our common stock;

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  the failure of securities analysts to cover the Company or changes in analysts' financial estimates;

  •
  severe weather, natural disasters, acts of war or terrorism or other external events;

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  economic, legal and regulatory factors unrelated to our performance;

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  changes in accounting principles;

  •
  the loss of any of our management or key personnel;

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  sales of our common stock by us, our executive officers and directors or our shareholders (including certain affiliates of AEA) in the future; and

  •
  general economic and market conditions and overall fluctuations in the U.S. equity markets.

        In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. For example, the recent coronavirus outbreak may impact global financial markets and adversely affect our stock price.

Because AEA holds a significant percentage of our common stock, it may influence major corporate decisions, and the interests of AEA and its affiliates, including certain of our directors, may conflict with your interests as an owner of our common stock and those of the Company.

        AEA currently owns 30.0% of our common stock and will own approximately 22.3% after the completion of this offering (or 21.2% after the completion of this offering if the underwriters exercise in full their option to purchase additional shares). Through this beneficial ownership and a stockholders' agreement and irrevocable voting proxies, pursuant to which certain of our shareholders have agreed to vote all of their shares to elect one individual to our board of directors that has been nominated by AEA (so long as AEA holds an aggregate of at least 10% of our outstanding common stock), AEA may be deemed to beneficially own, after the completion of this offering, approximately 39.4% of the voting power of our outstanding common stock (or 37.7% if the underwriters exercise in full their option to purchase additional shares). As a result, although we are no longer a controlled company, AEA will continue to be able to influence matters requiring approval by our shareholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. See "Certain Relationships and Related Party Transactions" in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 6, 2020, which information is incorporated by reference in this prospectus supplement and the accompanying prospectus.

        AEA may have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. Further, AEA's concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our shareholders from realizing a premium over the market price for their common stock. Additionally, AEA and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods and services. Shareholders should consider that the interests of AEA may differ from their interests in material respects.

        Two of our ten directors are currently affiliated with AEA. These persons have fiduciary duties to both us and AEA. As a result, they may have real or apparent conflicts of interest on matters affecting both us and AEA, which in some circumstances may have interests adverse to ours. In addition, as described under "Description of Capital Stock" in the accompanying prospectus, our amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" will not apply with respect to us, to AEA or certain related parties or any of our directors who are employees of AEA or its affiliates in a manner that would prohibit them from investing in competing businesses or doing business with our customers. AEA or its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. To the extent they invest in such other businesses, AEA and its affiliates, including affiliates of AEA who serve on our board of directors, may have interests that differ from those of our other shareholders.

Sales, or the potential for sales, of a substantial number of shares of our common stock in the public market by us or our existing shareholders could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Additionally, future exercises and the vesting of equity awards may result in dilution of the value of our common stock and could also depress the market price of our common stock. Sales of stock by these shareholders could have a material adverse effect on the trading price of our common stock.

        In connection with this offering, we, our directors and executive officers and the selling shareholders will agree with the underwriters of this offering to enter into lock-up agreements that restrict the shareholders' ability to transfer shares of our common stock, other than in connection with this offering, for 60 days from the date of this prospectus supplement, subject to certain customary exceptions. After this offering, we will have 116,620,175 outstanding shares of common stock based on the number of shares outstanding as of February 15, 2020. Of the 116,620,175 shares of our common stock outstanding as of February 15, 2020, all of the 31,944,443 shares sold in our initial public offering and the 20,125,000 shares sold in the secondary offering of our common stock in March 2018 (which includes 2,625,000 shares sold as a result of the exercise in full by the underwriters on an option to purchase additional shares) are, and the 13,000,000 shares to be sold in this offering will be, immediately tradable without restriction under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations of Rule 144 under the Securities Act. Following this offering, approximately 38,779,067 shares will be subject to the lock-up agreements described above and, subject to limitations, will become eligible for sale upon expiration of the lock-up period.

        In addition, pursuant to the terms of a registration rights agreement, the holders of 56,620,498 shares have agreed to not sell any shares pursuant to Rule 144 of the Securities Act or in another private placement for a period of three years following the closing of our initial public offering, unless consented to by our board of directors or sold to certain permitted transferees. Following the expiration of the applicable lock-up period and these contractual restrictions, such shares will become eligible for sale. In addition, shares issued or issuable upon exercise of options vested as of the expiration of the lock-up period will be eligible for sale at that time or, if not subject to the lock-up agreements described above, will be eligible for sale immediately following exercise of such options, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations of Rule 144 under the Securities Act. Sales of stock by these shareholders could have a material adverse effect on the trading price of our common stock.

        Following this offering, holders of an aggregate of approximately 43,620,498 shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. Registration of these shares under the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

We are exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

        We are required to comply with the management certification requirement of Section 404 of the Sarbanes Oxley Act of 2002 (the "Sarbanes Oxley Act"). As we perform the system and process evaluation and testing, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board ("PCAOB") rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

        If we fail to comply with the requirements of Section 404, regulatory authorities such as the SEC or the PCAOB might subject us to sanctions or investigation. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our controls. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information.

        Additionally, effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common stock. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

If securities or industry analysts cease publishing research or reports about us, our business or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could materially decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our markets or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could materially decline. If any analyst who may cover us were to cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to materially decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders, and may prevent attempts by our shareholders to replace or remove our current management.

        Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the "DGCL"), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our shareholders, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions include:

  •
  establishing a classified board of directors such that not all members of the board of directors are elected at one time;

  •
  allowing the authorized number of our directors to be determined exclusively by resolution of our board of directors and granting to our board of directors the sole power to fill any vacancy on the board of directors;

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  limiting the ability of shareholders to remove directors without cause;

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  providing that our board of directors is expressly authorized to adopt, or to alter or repeal, our amended and restated bylaws;

  •
  authorizing the issuance of "blank check" preferred stock by our board of directors, without further shareholders approval, to thwart a takeover attempt;

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  prohibiting shareholders action by written consent (and, thus, requiring that all shareholder actions be taken at a meeting of our shareholders);

  •
  eliminating the ability of shareholders to call a special meeting of shareholders;

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  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual shareholder meetings; and

  •
  requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or amended and restated bylaws.

        In addition, while we have opted out of Section 203 of the DGCL, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the shareholder became an interested shareholder, unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested shareholder.

        These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our Company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those that you desire.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders' ability to obtain a favorable judicial forum for disputes with us.

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our shareholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Shareholders in our Company will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our shareholders' ability to obtain a favorable judicial forum for disputes with us.

We do not currently expect to pay any cash dividends.

        We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and the continued operation and expansion of our business will require substantial funding. Accordingly, we do not currently anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. We are a holding company, and substantially all of our operations are carried out by our operating subsidiaries. Under our senior secured credit facilities, our operating subsidiaries are currently limited in their ability to pay cash dividends, and we expect these limitations to continue in the future. Our ability to pay dividends may also be limited by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment in shares of our common stock will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the NYSE, may strain our resources, increase our costs and divert management's attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company, we are subject to the reporting requirements of the Exchange Act, and the corporate governance standards of the Sarbanes-Oxley Act and the NYSE. These requirements place a strain on our management, systems and resources and we will continue to incur significant legal, accounting, insurance and other expenses. The Exchange Act, requires us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of shareholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. The NYSE requires that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and NYSE requirements, significant resources and management oversight will be required. This may divert management's attention from other business concerns and lead to significant costs associated with compliance, which could have a material adverse effect on us and the price of our common stock. Furthermore, as we grow our business both organically and through acquisitions, our disclosure controls and procedures and internal control over financial reporting will become more complex, and we may require significantly more resources to ensure that these controls and procedures remain effective.

        These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or its committees or as our executive officers. Advocacy efforts by shareholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We may be subject to securities litigation, which is expensive and could divert management attention.

        Our share price has been volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities. See Item 3, "Legal Proceedings" in our 2020 Form 10-Q for a discussion of the status of certain securities litigation related to our share price volatility.

As a result of the expiration of certain voting proxies, we are no longer a "controlled company" within the meaning of the corporate governance standards of the NYSE. However, we continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to our shareholders during a one-year transition period.

        Because AEA no longer controls the votes of a majority of our common stock, we are no longer a "controlled company" within the meaning of the corporate governance standards of the NYSE. However, we continue to qualify for, and may rely on, exemptions from certain corporate governance standards that would otherwise provide protection to our shareholders during a one-year transition period that ends November 2, 2020. The NYSE rules require that we (i) have at least one independent director on each of our compensation committee and nominating and corporate governance committee by the date we ceased to qualify as a "controlled company," (ii) have a majority of independent directors on each of our compensation committee and nominating and corporate governance committee within 90 days of the date we ceased to qualify as a "controlled company," and (iii) have a fully independent compensation committee and nominating and corporate governance committee within one year of the date we ceased to qualify as a "controlled company." We are also required to have a majority independent board of directors within one year of the date we ceased to qualify as a "controlled company" and to perform an annual performance evaluation of our compensation committee and nominating and corporate governance committee. Our board of directors has determined that three of the five members of our compensation committee, three of the five members of our nominating and corporate governance committee, all of the members of our audit committee and six of the nine members of our board of directors are independent for purposes of the NYSE corporate governance standards.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "projection," "seek," "should," "will" or "would" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance and statements regarding our two-segment restructuring actions and expected restructuring charges and cost savings for fiscal 2020 and beyond contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

  •
  general global economic and business conditions;

  •
  our ability to compete successfully in our markets;

  •
  our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins;

  •
  our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets;

  •
  our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy;

  •
  our ability to achieve the expected benefits of our restructuring actions and restructuring our business into two segments;

  •
  material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies;

  •
  our ability to execute projects in a timely manner, consistent with our customers' demands;

  •
  our ability to accurately predict the timing of contract awards;

  •
  delays in enactment or repeals of environmental laws and regulations;

  •
  the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials;

  •
  risks associated with product defects and unanticipated or improper use of our products;

  •
  the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees;

  •
  our ability to meet our customers' safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases;

  •
  litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects;

  •
  seasonality of sales and weather conditions;

  •
  risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers;

  •
  the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion;

  •
  risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith;

  •
  risks associated with international sales and operations, including our operations in China;

  •
  our ability to adequately protect our intellectual property from third-party infringement;

  •
  our increasing dependence on the continuous and reliable operation of our information technology systems;

  •
  risks related to our substantial indebtedness;

  •
  our need for a significant amount of cash, which depends on many factors beyond our control;

  •
  risks related to AEA's ownership interest in us; and

  •
  other risks and uncertainties, including those listed under "Risk Factors" in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, they may not be predictive of results or developments in future periods.

        Any forward-looking statement included or incorporated by reference in this prospectus supplement and the accompanying prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus supplement.

 USE OF PROCEEDS

        The selling shareholders will receive all of the net proceeds from the sale of shares in this offering.

        We will not receive any proceeds from the sale of shares by the selling shareholders. We will, however, bear the costs associated with the sale of shares by the selling shareholders, other than any underwriting discounts and commissions, which will be borne by the selling shareholders.

 DIVIDEND POLICY

        We do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Instead, we intend to retain future earnings, if any, to finance operations, development and growth of our business and repay indebtedness. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant. Our business is conducted through our subsidiaries. Dividends from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness and fund operations. Accordingly, our ability to pay dividends to our shareholders is dependent on the earnings and distributions of funds from our subsidiaries. In addition, the covenants in the agreements governing our existing indebtedness, including the senior secured credit facilities, significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. See "Risk Factors—Risks Relating to our Business—We are a holding company with no operations of our own, and we depend on our subsidiaries for cash" and "Risk Factors—Risks Relating to our Common Stock and this Offering—We do not currently expect to pay any cash dividends."

 SELLING SHAREHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock held by the selling shareholders as of February 15, 2020, and as adjusted to reflect the sale of the shares of common stock offered in this offering.

        Each shareholder's percentage ownership before and after the completion of this offering is based on 116,620,175 shares of common stock outstanding as of February 15, 2020, plus, in each case, the number of shares of common stock such shareholder has the right to acquire, including through the exercise of options, within 60 days of February 15, 2020.

        Information with respect to beneficial ownership has been furnished to us by the selling shareholders listed in the table below. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after February 15, 2020, including any shares of our common stock subject to an option that has vested or will vest within 60 days after February 15, 2020. More than one person may be deemed to be a beneficial owner of the same securities.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each person or entity listed below is c/o Evoqua Water Technologies Corp., 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

			Shares to be Sold in this Offering		After this Offering
			Assuming Underwriters' Option to Purchase Additional Shares is not Exercised	Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full			Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
	Prior to this Offering				Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is not Exercised
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Number	Number	Percentage	Number	Percentage
5% Shareholders
AEA(1)	35,018,853	30.0%	9,000,000	10,350,000	26,018,853	22.3%	24,668,853	21.2%
British Columbia Investment Management Corporation(2)	7,781,968	6.7%	2,000,000	2,300,000	5,781,968	5.0%	5,481,968	4.7%
Banque Pictet & Cie SA(3)	6,770,314	5.8%	1,740,000	2,001,000	5,030,314	4.3%	4,769,314	4.1%
Other Selling Shareholders
Pictet Alternative Advisors (Europe) S.A.(4)	1,011,658	*	260,000	299,000	751,658	*	712,658	*

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Represents shares of our common stock held of record by AEA EWT Holdings LP ("AEA EWT Holdings"), whose general partner is AEA EWT Holdings GP LLC ("AEA EWT Holdings GP"). The managing member of AEA EWT Holdings GP is AEA Investors Fund V LP and its other members are (i) AEA Investors Participant Fund V LP, (ii) AEA Investors QP Participant Fund V LP, (iii) AEA Investors Fund V-A LP and (iv) AEA Investors Fund V-B LP (AEA Investors Fund V LP and the entities named in clauses (i) through (iv), collectively, the "AEA Funds"). The AEA Funds are also limited partners of AEA EWT Holdings. The general partner of each of AEA Investors Participant Fund V LP and AEA Investors QP Participant Fund V LP is AEA Investors PF V LLC, whose sole member is AEA Investors LP. The general partner of each of AEA Investors Fund V LP, AEA Investors Fund V-A LP and AEA Investors Fund V-B LP is AEA Investors Partners V LP, whose general partner is AEA Management (Cayman) Ltd. Each of AEA EWT Holdings GP, the AEA Funds, AEA Investors PF V LLC, AEA Investors Partners V LP, AEA Investors LP and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings, but each disclaims beneficial ownership of such shares. Dr. John L. Garcia, the Chairman of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd., and Mr. Brian R. Hoesterey, the Chief Executive Officer of AEA Investors LP, may also be deemed to share beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings, but each of Dr. Garcia and Mr. Hoesterey disclaims beneficial ownership of such shares. The shares of our common stock held of record by AEA EWT Holdings reflected in the table above after completion of this offering do not include 19,914,541 shares (or 19,314,541 shares if the underwriters exercise in full their option to purchase additional shares) of our common stock owned by certain of our existing shareholders that have agreed to vote all of their shares to elect one individual to our board of directors that has been nominated by AEA (so long as AEA holds an aggregate of at least 10% of our outstanding common stock) pursuant to the Stockholders' Agreement or irrevocable voting proxies. AEA EWT Holdings may be deemed to have or share voting control with respect to the shares of our common stock owned by these shareholders, but AEA EWT Holdings disclaims beneficial ownership of such shares. For a description of our relationship with AEA, please see "Certain Relationships and Related Party Transactions—Transactions with AEA—Stockholders' Agreement and Voting Proxies" in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 6, 2020.

  The address for each of AEA EWT Holdings, AEA EWT Holdings GP, AEA Investors Participant Fund V LP, AEA Investors QP Participant Fund V LP, AEA Investors PF V LLC, AEA Investors LP, AEA Investors Fund V-A LP, AEA Investors Fund V-B LP, Dr. Garcia and Mr. Hoesterey is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, New York 10103. The address for each of AEA Investors Fund V LP, AEA Investors Partners V LP and AEA Management (Cayman) Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(2)
Includes (i) 6,723,620 shares of our common stock held of record by bcIMC Private Placement (2013) Investment Corporation and (ii) 1,058,348 shares of our common stock held of record by bcIMC (WCBAF) Private Placement (2013) Investment Corporation (together with bcIMC Private Placement (2013) Investment Corporation, the "bcIMC Funds"). Jim Pittman is Director, President and chair of the bcIMC Funds. Leroy Wall and Julian Remedios are Vice Presidents of the bcIMC Funds. Patricia Bood is Secretary of the bcIMC Funds. Britta Wagner is Assistant Secretary of the bcIMC Funds. In such capacities, Messrs. Pittman, Wall and Remedios and Mss. Bood and Wagner may be deemed to have voting and dispositive power over the shares of our common stock held by the bcIMC Funds. Each of Messrs. Pittman, Wall and Remedios and Mss. Bood and Wagner disclaim beneficial ownership of these shares. The address for the bcIMC Funds and Messrs. Pittman, Wall and Remedios and Mss. Bood and Wagner is 750 Pandora Avenue, Victoria, British Columbia V8W 0E4, Canada.

(3)
Includes (i) 5,603,018 shares of our common stock held of record by Pictet Private Equity Investors SA (Banque Pictet & Cie SA does not have voting power for 280,150 shares of the 5,603,018 shares of our common stock held of record by Pictet Private Equity Investors SA) and (ii) 1,167,296 shares of our common stock held of record by Jungfrau SICAV-SIF. The address for each of Banque Pictet & Cie SA and Pictet Private Equity Investors SA is 60 Route des Acacias, 1211 Geneva 73, Switzerland. The address for Jungfrau SICAV-SIF is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

(4)
Includes (i) 933,837 shares of our common stock held of record by Monte Rosa Opportunities SICAV-SIF and (ii) 77,821 shares of our common stock held of record by Monte Rosa Funds SICAV-SIF. The address for each of Pictet Alternative Advisors (Europe) S.A., Monte Rosa Opportunities SICAV-SIF and Monte Rosa Funds SICAV-SIF is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder's particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

        This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

        As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an entity or arrangement treated as a partnership;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

        This summary does not address all U.S. federal income or estate tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, this summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

  •
  a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, accrual method taxpayer for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement, controlled foreign corporation or passive foreign investment company;

  •
  a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

  •
  a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

  •
  a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, more than 5% of our outstanding common stock.

        In addition, this summary does not address any U.S. state or local, or non-U.S. tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that hold our common stock.

        Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

        As discussed under "Dividend Policy" above, we do not intend to pay cash dividends on our common stock for the foreseeable future. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder's adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in "—Sales or Other Dispositions of Our Common Stock." Distributions on our common stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and such Non-U.S. Holder's jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. Instead, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise). A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a "branch profits" tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder's earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, subject to certain adjustments.

        The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

        The foregoing discussion is subject to the discussion below under "—Backup Withholding and Information Reporting" and "—FATCA Withholding."

Sales or Other Dispositions of Our Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on sales or other dispositions of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the "branch profits tax" described above may also apply;

  •
  the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is "regularly traded on an established securities market" (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "—Backup Withholding and Information Reporting" and "—FATCA Withholding."

Federal Estate Tax

        Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

        Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. Holder either provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

        The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sale or disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sale or disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

        If a Non-U.S. Holder receives payments of the proceeds of sales or other dispositions of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person, or otherwise qualifies for an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S.

Holder's U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

        The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as "FATCA") impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) subject to the proposed U.S. Treasury regulations discussed below, the gross proceeds from the sale or other disposition after December 31, 2018 of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required.

        Under the applicable U.S. Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock after December 31, 2018, proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.

        Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated March 5, 2020, the selling shareholders have agreed, severally and not jointly, to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are acting as representatives, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	3,835,000
RBC Capital Markets, LLC	3,120,000
J.P. Morgan Securities LLC	2,275,000
Citigroup Global Markets Inc.	845,000
Goldman Sachs & Co. LLC	845,000
Robert W. Baird & Co. Incorporated	650,000
Morgan Stanley & Co. LLC	455,000
Raymond James & Associates, Inc.	357,500
Stifel, Nicolaus & Company, Incorporated	357,500
Cowen and Company, LLC	260,000

Total	13,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the underwriters' option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,950,000 additional shares from the selling shareholders at the public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.38025 per share. After this offering, the representatives and underwriters may change the public offering price and concession. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table summarizes the compensation and estimated expenses the selling shareholders will pay:

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Underwriting discounts and commissions paid by the selling shareholders	$0.63375	$0.63375	$8,238,750.00	$9,474,562.50

        We estimate that our out-of-pocket expenses for this offering will be approximately $1.2 million. We have agreed to pay certain expenses incurred by the selling shareholders in connection with this offering, other than the underwriting discounts and commissions. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.

        In connection with this offering, we, our directors and executive officers and the selling shareholders will agree with the underwriters to enter into lock-up agreements, pursuant to which shares of our common stock outstanding after this offering will be restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC. Under these agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or the selling shareholders may dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, other than in connection with this offering. These restrictions will be in effect for a period of 60 days after the date of this prospectus. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up.

        We and the selling shareholders have agreed, severally and not jointly, to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our shares of common stock are listed on the NYSE, under the symbol "AQUA."

        In connection with the offering the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. These investment recommendations and/or research and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, under our senior secured credit facilities, Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and J.P. Morgan Securities LLC and/or certain of their respective affiliates act as agents, lenders and joint lead arrangers and joint bookrunners.

Notice to Prospective Investors in Canada

        The shares of common stock offered in this prospectus may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area and United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Regulation is implemented in that Relevant Member State it has not made and will not make an offer of common stock which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

  •
  to any legal entity which is a "qualified investor" as defined in the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Regulation), per Relevant Member State, subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Regulation,

  •
  provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 16 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Regulation in that Relevant Member State. The expression "Prospectus Regulation" means Regulation (EU) 2017/1129, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

        This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the securities have been or will be filed with or approved by any Swiss regulatory authority. The securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the securities will not benefit from protection or supervision by such authority.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us and the selling shareholders by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP owns an indirect interest in less than 1% of our common stock through limited partnership interests in funds associated with AEA. Legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

        The consolidated financial statements of Evoqua Water Technologies Corp. appearing in Evoqua Water Technologies Corp.'s amended Annual Report on Form 10-K/A filed on December 4, 2019 for the year ended September 30, 2019, and the effectiveness of Evoqua Water Technologies Corp. internal control over financial reporting as of September 30, 2019 (excluding the internal control over financial reporting of ATG UV), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Evoqua Water Technologies Corp.'s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of ATG UV from the scope of such firm's audit of internal control over financial reporting, included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

        We "incorporate by reference" certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and any information contained in any document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or free writing prospectus provided to you in connection with this offering modified or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement. The following documents filed with the SEC are hereby incorporated by reference in this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 25, 2019, as amended by Form 10-K/A filed with the SEC on December 4, 2019 (as amended, our "2019 Form 10-K");

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019, filed with the SEC on February 4, 2020;

  •
  our Current Reports on Form 8-K, filed with the SEC on October 3, 2019 (but excluding Item 7.01 and Exhibit 99.1), December 20, 2019, January 7, 2020 (but excluding Item 7.01 and Exhibit 99.1), February 21, 2020, February 24, 2020 and March 4, 2020; and

  •
  those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 6, 2020, which are incorporated by reference in our 2019 Form 10-K.

        We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. As allowed by SEC rules, this prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement, including all amendments, supplements, schedules and exhibits filed as a part of the registration statement.

        Statements contained or incorporated by reference in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at SEC's website at www.sec.gov. Our SEC filings may also be found in the "Investors" section of our website at www.evoqua.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044

Prospectus

EVOQUA WATER TECHNOLOGIES CORP.

Common Stock

        The selling shareholders to be identified in supplements to this prospectus may, from time to time, offer and sell shares of the common stock of Evoqua Water Technologies Corp. We are not selling any shares of our common stock, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

        The common stock may be offered or sold by the selling shareholders at fixed prices, at prevailing market prices at the time of sale or at prices related to prevailing market prices or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under "Plan of Distribution" and in supplements to this prospectus in connection with a particular offering of our common stock by the selling shareholders. The selling shareholders will bear all underwriting commissions and discounts, if any, attributable to the sales of shares. We will bear other costs, expenses and fees in connection with the registration of the shares.

        This prospectus describes the general manner in which common stock may be offered and sold by the selling shareholders. When the selling shareholders sell common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus may not be used to sell securities without a prospectus supplement identifying the selling shareholders and describing the method and terms and of the offering. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange under the symbol "AQUA". The last reported sale price of our common stock on March 3, 2020 was $21.21 per share.

        Investing in our common stock involves risk. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the Securities and Exchange Commission on November 25, 2019 (which document is incorporated by reference herein), as well as the risk factors and other information contained in any accompanying prospectus supplement and any related free writing prospectus and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See "Incorporation by Reference".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2020.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"), as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), using the SEC's "shelf" registration rules. Pursuant to this prospectus, the selling shareholders may, from time to time, sell shares of our common stock in one or more offerings.

        This prospectus has been filed on behalf of the selling shareholders to be identified in supplements to this prospectus using a continuous offering process. Under the continuous offering process, the selling shareholders may, from time to time until the registration statement is withdrawn by us or expires, sell the common stock offered pursuant to this prospectus in one or more offerings. When the selling shareholders offer common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading "Incorporation by Reference".

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled "Where You Can Find More Information".

        You should rely only on the information provided in this prospectus, including information incorporated by reference in this prospectus as described above, or any prospectus supplement or free writing prospectus that we have specifically referred you to. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders will not make an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        References in this prospectus to the "Company," "Evoqua," "we," "us" and "our" and similar terms refer to Evoqua Water Technologies Corp. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "projection," "seek," "should," "will" or "would" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance and statements regarding our two-segment restructuring actions and expected restructuring charges and cost savings for fiscal 2020 and beyond contained or incorporated by reference in this prospectus are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed or incorporated by reference in this prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

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  general global economic and business conditions;

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  our ability to compete successfully in our markets;

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  our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins;

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  our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets;

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  our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy;

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  our ability to achieve the expected benefits of our restructuring actions and restructuring our business into two segments;

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  material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies;

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  our ability to execute projects in a timely manner, consistent with our customers' demands;

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  our ability to accurately predict the timing of contract awards;

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  delays in enactment or repeals of environmental laws and regulations;

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  the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials;

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  risks associated with product defects and unanticipated or improper use of our products;

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  the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees;

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  our ability to meet our customers' safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases;

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  litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects;

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  seasonality of sales and weather conditions;

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  risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers;

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  the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion;

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  risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith;

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  risks associated with international sales and operations, including our operations in China;

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  our ability to adequately protect our intellectual property from third-party infringement;

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  our increasing dependence on the continuous and reliable operation of our information technology systems;

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  risks related to our substantial indebtedness;

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  our need for a significant amount of cash, which depends on many factors beyond our control;

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  risks related to AEA Investors LP's (along with certain of its affiliates, collectively, "AEA") ownership interest in us; and

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  other risks and uncertainties, including those listed under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as filed with the SEC on November 25, 2019, as well as other risk factors described under the caption "Risk Factors" in any accompanying prospectus supplement and in other filings we may make from time to time with the SEC.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained or incorporated by reference in this prospectus, they may not be predictive of results or developments in future periods.

        Any forward-looking statement included or incorporated by reference in this prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

CERTAIN TRADEMARKS, TRADE NAMES AND SERVICE MARKS

        This prospectus includes trademarks and service marks owned by us, including "EVOQUA," "BIOMAG," "ATG" "DEFENDER," "IONPURE," "PROACT," "TRANSFORMING WATER. ENRICHING LIFE." and "WATER ONE." This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in or incorporated by reference in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, endorsement of or sponsorship of us by, these other parties.

OUR COMPANY

        We are a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. With over 200,000 installations worldwide, we hold leading positions in the industrial, commercial and municipal water treatment markets in North America. We offer a comprehensive portfolio of differentiated, proprietary technology solutions sold under a number of market-leading and well-established brands to our global customer base. We have worked to protect water, the environment and our employees for over 100 years. As a result, we have earned a reputation for quality, safety and reliability and are sought out by our customers to solve the full range of their water treatment needs, and maintaining our reputation is critical to the success of our business.

        Our solutions are designed to ensure that our customers have the quantity and quality of water that meets their unique specifications. We enable our customers to achieve lower costs through greater uptime, throughput and efficiency in their operations and support their regulatory compliance and environmental sustainability. We deliver and maintain these mission critical solutions through the largest service network in North America, assuring our customers continuous uptime with 97 branches as of December 31, 2019. We have an extensive service and support network, and as a result, a certified Evoqua Service Technician is generally no more than a two-hour drive from more than 90% of our North American customers' sites.

        Our vision "to be the world's first choice for water solutions" and our values of "integrity, customers, performance and sustainable" foster a corporate culture that is focused on establishing a workforce that is enabled, empowered and accountable, which creates a highly entrepreneurial and dynamic work environment. Our purpose is "Transforming water. Enriching life." We draw from a long legacy of water treatment innovations and industry firsts, supported by more than 1,100 granted or pending patents, which in aggregate are imperative to our business. Our core technologies are primarily focused on removing impurities from water, rather than neutralizing them through the addition of chemicals, and we are able to achieve purification levels which are 1,000 times greater than typical drinking water.

        Evoqua Water Technologies Corp. is a Delaware corporation. Our principal executive office is located at 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number at that address is (724) 772-0044. We maintain a website at www.evoqua.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference in this prospectus.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before deciding to invest in shares of our common stock, you should carefully consider the risks set forth under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 25, 2019 (which document is incorporated by reference herein), as well as other risk factors described under the caption "Risk Factors" in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See "Incorporation by Reference" and "Where You Can Find More Information." See also the information contained under the heading "Cautionary Note Regarding Forward-Looking Statements" above. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

USE OF PROCEEDS

        The selling shareholders will receive all of the net proceeds from any sales pursuant to this prospectus.

        We will not receive any proceeds from the sale of shares of our common stock offered by the selling shareholders. We will, however, bear the costs associated with the sale of shares by the selling shareholders, other than any underwriting discounts and commissions, which will be borne by the selling shareholders.

SELLING SHAREHOLDERS

        We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholder to be named in a prospectus supplement. Since we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of our common stock by any selling shareholder by filing a prospectus supplement to this prospectus with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder's shares at any time and from time to time. The selling shareholders may not sell any of our common stock pursuant to this prospectus until we have identified such selling shareholders and the shares being offered for resale by such selling shareholders in a subsequent prospectus supplement. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We will bear the costs associated with the sale of shares by the selling shareholders, other than underwriting discounts and commissions, which will be borne by the selling shareholders.

        The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        We will provide to the selling shareholders copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted sales of the common stock offered hereby.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 1,000,000,000 shares of common stock, and 100,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which the board of directors may establish from time to time. As of February 15, 2020, there were 116,620,175 outstanding shares of common stock (excluding 8,730,818 shares of our common stock issuable upon exercise of stock options and vesting of restricted stock units outstanding as of February 15, 2020) and no outstanding shares of preferred stock. As of February 15, 2020, we had 69 shareholders of record.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote on the election. There will be no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able to elect all of the directors, and holders of less than a majority of such shares will be unable to elect any director. Holders of common stock are entitled to be paid ratably any dividends as may be declared by our board of directors (in its sole discretion), subject to any preferential dividend rights of outstanding preferred stock (if any).

        In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably, in proportion to the number of shares held by them, the assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights (if any) of any outstanding preferred stock. Holders of our common stock have no preemptive or other rights to subscribe for additional shares. The shares of our outstanding common stock are not subject to further calls or assessments by us. There are no conversion or redemption rights or sinking fund provisions applicable to the shares of our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our preferred stock, if issued, would have priority over our common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. To the extent permitted by law or by any stock exchange on which our common stock may be listed, our board of directors will have the authority, without further shareholder authorization, to issue from time to time shares of authorized preferred stock in one or more series and to fix the terms, powers (including voting powers), rights, preferences and variations and the restrictions and limitations thereof of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Limitations on Directors' Liability

        Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, in connection with our initial public offering, we entered into indemnification agreements with each of our directors which may, in certain cases, be broader than the specific indemnification provisions contained under Delaware law.

        In addition, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

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  any breach of his or her duty of loyalty to us or our shareholders;

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  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

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  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

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  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law that May Have an Anti-Takeover Effect

        Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Staggered Board; Removal of Directors

        Our amended and restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director will be subject to removal by our shareholders only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of all of our then outstanding common stock. Any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors, will be filled by vote of a majority of our directors then in office (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the shareholders' agreement). Furthermore, our amended and restated certificate of incorporation provides that the total number of directors may be changed only by the resolution of our board of directors (subject to the rights of holders of any series of preferred stock to elect additional directors). The classification of our board of directors and the limitations on the removal of directors, changes to the total number of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Shareholder Action by Written Consent; Special Meetings

        Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our shareholders can only be called by our chairman of the board or our board of directors.

Advance Notice Requirements for Shareholder Proposals

        Our amended and restated bylaws establishes an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to our board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the shareholder's intention to bring such business before the meeting. These provisions could have the effect of delaying shareholder actions that are favored by the holders of a majority of our outstanding voting securities until the next shareholder meeting

Section 203 of the Delaware General Corporation Law

        While we have opted out of Section 203 of the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to that time, the business combination is approved by our board of directors and authorized at an annual of special meeting of our stockholders, and not by written consent, by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction provided for or through our Company resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who owns 15% or more of our outstanding voting stock and the affiliates and associates of such person. For purposes of this provision, "voting stock" means any class or series of stock entitled to vote generally in the election of directors.

        Under certain circumstances, this provision will make it more difficult for a person who qualifies as an "interested stockholder" to effect certain business combinations with our Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors in order to avoid the stockholder approval requirement if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests

        Our amended and restated certificate of incorporation provides that certain affiliates of AEA, their respective affiliates and any of their direct or indirect designated transferees (other than in certain market transfers and gifts) and any group of which such persons are a party do not constitute "interested stockholders" for purposes of this provision.

Amendments to Our Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the shares present at any meeting and entitled to vote on a matter is required to amend a corporation's bylaws, unless a corporation's bylaws requires a greater percentage. Our amended and restated bylaws may be amended or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class.

Exclusive Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our shareholders by any of our directors, officers or employees, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of claims to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our shareholders' ability to obtain a favorable judicial forum for disputes with us.

Corporate Opportunity

        Delaware law permits corporations to adopt provisions renouncing any expectancy in or right to be offered an opportunity to participate in certain transactions or matters that may be investment, corporate or business opportunities and that are presented to a corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, neither (1) AEA, any of its directors, principals, officers, employees or other representatives that may serve as our directors, officers or agents, and each of their affiliates (each, an "Excluded AEA Party") nor (2) any of our directors (other than any Excluded AEA Party) who are not Evoqua officers or employees, and each of their affiliates (each, an "Excluded Director"), shall have any duty refrain from (a) directly or indirectly engaging in any opportunity in which we, directly or indirectly, could have an interest or expectancy or (b) otherwise competing with us. Our amended and restated certificate of incorporation also renounces, to the fullest extent permitted by Delaware law, any interest or expectancy that we have in any opportunity in which any Excluded AEA Party engages, even if the opportunity is one in which we, directly or indirectly, could have had an interest or expectancy. To the fullest extent permitted by Delaware law, in the event that any Excluded AEA Party acquires knowledge of an opportunity that may be an opportunity for itself, himself or herself and for us, such party shall have no duty to communicate or present such opportunity to us and shall not be liable to us or any of our shareholders for breach of any fiduciary duty as our shareholder, director or officer solely for having pursued or acquired such opportunity or for offering or directing such opportunity to another person. Notwithstanding the foregoing, our amended and restated certificate of incorporation does not renounce any interest in any opportunity that is expressly offered to any Excluded Director solely in his or her capacity as one of our directors. To the fullest extent permitted by Delaware law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Stock Exchange Listing

        Our common stock is listed on the NYSE under the symbol "AQUA".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

        The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our amended and restated certificate of incorporation and our amended and restated bylaws. For additional information we encourage you to read: our amended and restated certificate of incorporation and our amended and restated bylaws, as well as the Second Amended and Restated Stockholders' Agreement, dated December 11, 2014, among EWT Holdings I Corp., AEA and certain shareholders, and the Second Amended and Restated Registration Rights Agreement, dated October 16, 2017, among the Company, AEA and certain shareholders (as amended by Amendment No. 1, dated as of November 22, 2019), all of which are exhibits to our Annual Report on Form 10-K for the fiscal year ended September 30, 2019; and applicable provisions of the DGCL, including Section 203.

PLAN OF DISTRIBUTION

General

        The selling shareholders may sell the shares of common stock covered by this prospectus from time to time using one or more of the following methods:

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  underwritten public offerings;

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  "at the market" sales to or through market makers or into an existing market for the securities;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  privately negotiated transactions;

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  short sales (including short sales "against the box");

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  through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

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  by pledge to secure debts and other obligations;

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  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

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  a combination of any such methods of sale; and

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  any other method permitted pursuant to applicable law.

        To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling shareholders may include the following information to the extent required by law:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents participating in the offering;

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  the purchase price of the securities sold by the selling shareholders to any underwriter or dealer and the net proceeds expected to be received by the selling shareholders from the offering;

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  any over-allotment options under which underwriters may purchase additional securities from the selling shareholders;

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  any delayed delivery arrangements;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        The selling shareholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the common stock will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from the selling shareholders in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this registration statement.

        If the selling shareholders use an underwriter or underwriters to effectuate the sale of common stock, we and the selling shareholders will execute an underwriting agreement with those underwriters at the time of sale of those shares of common stock. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those shares of common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of our common stock, the obligations of the underwriters to purchase our common stock from the selling shareholders will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the shares of our common stock offered by the selling shareholders if any of the shares of common stock are purchased.

        In effecting sales, brokers or dealers engaged by us and the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

        The selling shareholders may also sell our common stock from time to time through agents. The applicable prospectus supplement will name any agent involved in the offer or sale of such common stock and will list commissions payable to these agents if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless otherwise stated in any required prospectus supplement.

        The selling shareholders may sell shares of our common stock directly to purchasers. In this case, the selling shareholders may not engage underwriters or agents in the offer and sale of such shares.

        Selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of any such selling shareholders' common stock or interests therein may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of common stock may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to any selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts are deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from any selling shareholder.

        From time to time, any selling shareholder may pledge, hypothecate or grant a security interest in some or all of the common stock owned by it. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling shareholders. The number of shares of a selling shareholder's common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's common stock will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common stock offered under this prospectus may be used to cover short sales.

        Any selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distributions of common stock by those broker-dealers. Any selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares of common stock.

        A selling shareholder that is an entity may elect to make a pro rata in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling shareholder that is an individual may make gifts of common stock covered hereby. Such donees may use the prospectus to resell the common stock or, if required by law, we may file a prospectus supplement naming such donees.

        We are not aware of any plans, arrangements or understandings between any shareholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by any shareholder. There can be no assurance that the selling shareholders will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus or any applicable prospectus supplement forms a part. In addition, we cannot assure you that any selling shareholder will not transfer, devise or gift our common stock by other means not described in this prospectus. Moreover, the selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act or other available exemptions from the registration requirements of the Securities Act rather than pursuant to this prospectus or any applicable prospectus supplement.

Indemnification

        We and the selling shareholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and the selling shareholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

        If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

        We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP owns an indirect interest in less than 1% of our common stock through limited partnership interests in funds associated with AEA. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

        The consolidated financial statements of Evoqua Water Technologies Corp. appearing in Evoqua Water Technologies Corp.'s amended Annual Report on Form 10-K/A filed on December 4, 2019 for the year ended September 30, 2019, and the effectiveness of Evoqua Water Technologies Corp. internal control over financial reporting as of September 30, 2019 (excluding the internal control over financial reporting of ATG UV), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Evoqua Water Technologies Corp.'s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of ATG UV from the scope of such firm's audit of internal control over financial reporting, included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

        We "incorporate by reference" certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

        You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that are furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 25, 2019, as amended by Form 10-K/A filed with the SEC on December 4, 2019;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019, filed with the SEC on February 4, 2020;

  •
  our Current Reports on Form 8-K, filed with the SEC on October 3, 2019 (but excluding Item 7.01 and Exhibit 99.1), December 20, 2019, January 7, 2020 (but excluding Item 7.01 and Exhibit 99.1), February 21, 2020 and February 24, 2020.

  •
  those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 6, 2020, which are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 31, 2017, as supplemented by the "Description of Capital Stock" included in this prospectus and including all amendments and reports filed for the purpose of updating such description.

        We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock offered hereby. As allowed by SEC rules, this prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

        Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's website at www.sec.gov. Our SEC filings may also be found in the "Investors" section of our website at www.evoqua.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044

13,000,000 Shares

Evoqua Water Technologies Corp.

Common Stock

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